Exhibit 2.1




               __________________________________________________


                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                               NOBLE ENERGY, INC.


                         NOBLE ENERGY PRODUCTION, INC.


                                      and


                          PATINA OIL & GAS CORPORATION


                                  dated as of


                               December 15, 2004


               __________________________________________________


                               TABLE OF CONTENTS

                                                                                                      Page

ARTICLE I THE MERGER.....................................................................................1

   Section 1.1       The Merger..........................................................................1
   Section 1.2       Effective Time......................................................................1
   Section 1.3       Closing.............................................................................2
   Section 1.4       Certificate of Incorporation; Bylaws................................................2
   Section 1.5       Directors and Officers of the Surviving Corporation and Certain
                     Subsidiaries........................................................................2
   Section 1.6       Effect on Capital Stock.............................................................2
   Section 1.7       Election Procedures.................................................................5
   Section 1.8       Stock Options and Warrants..........................................................7
   Section 1.9       Dissenting Shares...................................................................8

ARTICLE II EXCHANGE OF CERTIFICATES......................................................................9

   Section 2.1       Exchange of Certificates............................................................9
   Section 2.2       Stock Transfer Books...............................................................12

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................................13

   Section 3.1       Organization.......................................................................13
   Section 3.2       Capitalization.....................................................................14
   Section 3.3       Authorization; Validity of Agreement...............................................15
   Section 3.4       No Violations; Consents and Approvals..............................................16
   Section 3.5       SEC Reports and Financial Statements...............................................17
   Section 3.6       Absence of Certain Changes.........................................................18
   Section 3.7       Absence of Undisclosed Liabilities.................................................19
   Section 3.8       Proxy Statement; Form S-4; Merger Documents........................................20
   Section 3.9       Employee Benefit Plans; ERISA......................................................20
   Section 3.10      Litigation; Compliance with Law....................................................23
   Section 3.11      Intellectual Property..............................................................24
   Section 3.12      Material Contracts.................................................................24
   Section 3.13      Taxes..............................................................................25
   Section 3.14      Environmental Matters..............................................................27
   Section 3.15      Company Real Property; Operating Equipment.........................................29
   Section 3.16      Insurance..........................................................................29
   Section 3.17      Labor Matters......................................................................30
   Section 3.18      Affiliate Transactions.............................................................31
   Section 3.19      Derivative Transactions and Hedging................................................31
   Section 3.20      Disclosure Controls and Procedures.................................................31
   Section 3.21      Oil and Gas........................................................................32
   Section 3.22      Investment Company.................................................................33
   Section 3.23      Rights Agreement...................................................................33
   Section 3.24      Recommendation of Company Board of Directors; Opinion of
                     Financial Advisor..................................................................33
   Section 3.25      Required Vote by Company Stockholders..............................................34
   Section 3.26      Brokers............................................................................34
   Section 3.27      No Other Representations or Warranties.............................................34

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER.......................................35

   Section 4.1       Organization.......................................................................35
   Section 4.2       Capitalization.....................................................................35
   Section 4.3       Authorization; Validity of Agreement...............................................36
   Section 4.4       No Violations; Consents and Approvals..............................................37
   Section 4.5       SEC Reports and Financial Statements...............................................38
   Section 4.6       Absence of Certain Changes.........................................................39
   Section 4.7       Absence of Undisclosed Liabilities.................................................40
   Section 4.8       Proxy Statement; Form S-4; Merger Documents........................................40
   Section 4.9       Parent Employee Benefit Plans; ERISA...............................................41
   Section 4.10      Litigation; Compliance with Law....................................................43
   Section 4.11      Intellectual Property..............................................................44
   Section 4.12      Material Contracts.................................................................45
   Section 4.13      Taxes..............................................................................45
   Section 4.14      Environmental Matters..............................................................47
   Section 4.15      Parent Real Property; Operating Equipment..........................................49
   Section 4.16      Insurance..........................................................................49
   Section 4.17      Labor Matters......................................................................50
   Section 4.18      Affiliate Transactions.............................................................51
   Section 4.19      Derivative Transactions and Hedging................................................51
   Section 4.20      Disclosure Controls and Procedures.................................................51
   Section 4.21      Oil and Gas........................................................................52
   Section 4.22      Investment Company.................................................................53
   Section 4.23      Interim Operations of Purchaser....................................................53
   Section 4.24      Financing..........................................................................53
   Section 4.25      Required Vote......................................................................54
   Section 4.26      Recommendation of Parent Board of Directors; Opinion of Financial
                     Advisor............................................................................54
   Section 4.27      Brokers............................................................................54
   Section 4.28      No Other Representations or Warranties.............................................54

ARTICLE V COVENANTS.....................................................................................55

   Section 5.1       Interim Operations of the Company..................................................55
   Section 5.2       Interim Operations of Parent.......................................................59
   Section 5.3       Acquisition Proposals..............................................................60
   Section 5.4       Access to Information and Properties...............................................65
   Section 5.5       Further Action; Reasonable Best Efforts............................................66
   Section 5.6       Proxy Statement; Form S-4; Stockholders' Meeting...................................68
   Section 5.7       Notification of Certain Matters....................................................70
   Section 5.8       Directors' and Officers' Insurance and Indemnification.............................70
   Section 5.9       Publicity..........................................................................71
   Section 5.10      Stock Exchange Listing.............................................................71
   Section 5.11      Employee Benefits..................................................................71
   Section 5.12      Appointment of Directors...........................................................74
   Section 5.13      Rights Agreement...................................................................74
   Section 5.14      Certain Tax Matters................................................................74
   Section 5.15      Hedging Activities.................................................................75
   Section 5.16      SOX 404 Certification..............................................................75

ARTICLE VI CONDITIONS...................................................................................75

   Section 6.1       Conditions to Each Party's Obligation To Effect the Merger.........................75
   Section 6.2       Conditions to the Obligation of the Company to Effect the Merger...................76
   Section 6.3       Conditions to Obligations of Parent and Purchaser to Effect
                     the Merger.........................................................................77

ARTICLE VII TERMINATION.................................................................................79

   Section 7.1       Termination........................................................................79
   Section 7.2       Effect of Termination..............................................................81

ARTICLE VIII MISCELLANEOUS..............................................................................81

   Section 8.1       Fees and Expenses..................................................................81
   Section 8.2       Amendment; Waiver..................................................................83
   Section 8.3       Survival...........................................................................84
   Section 8.4       Notices............................................................................84
   Section 8.5       Interpretation; Definitions........................................................85
   Section 8.6       Headings; Schedules................................................................91
   Section 8.7       Counterparts.........................................................................
   Section 8.8       Entire Agreement...................................................................91
   Section 8.9       Severability.......................................................................91
   Section 8.10      Governing Law; Jurisdiction........................................................91
   Section 8.11      Assignment.........................................................................92
   Section 8.12      Parties in Interest................................................................92
   Section 8.13      Specific Performance...............................................................92

                             TABLE OF DEFINED TERMS


Acceptable Confidentiality Agreement...........87
Acquisition Agreement..........................61
Acquisition Proposal...........................65
Adverse Recommendation Change..................62
Advisers Act...................................34
affiliates.....................................87
Aggregate Consideration.........................3
Antitrust Division.............................68
Assumed Option..................................8
beneficial ownership...........................87
Business Day...................................87
Cash Designated Shares..........................7
Cash Election Shares............................5
Certificate.....................................4
Certificate of Merger...........................2
Closing.........................................2
Closing Date....................................2
Code...........................................87
Commitment Letter..............................55
Company.........................................1
Company Assets.................................87
Company Balance Sheet..........................26
Company Board..................................16
Company Common Stock...........................14
Company Consolidated Group.....................87
Company Directors..............................87
Company Disclosure Letter......................13
Company Leased Real Property...................87
Company Leases.................................88
Company Material Contract......................25
Company Notice.................................62
Company Notice of Change.......................63
Company Oil and Gas Properties.................88
Company Option..................................8
Company Option Plans............................8
Company Owned Real Property....................88
Company Permits................................24
Company Plans..................................21
Company Preferred Stock........................14
Company Real Property..........................88
Company Required Vote..........................35
Company Reserve Report.........................33
Company Rights.................................15
Company Rights Agreement.......................15
Company SEC Documents..........................18
Company Series A Common Stock..................14
Company Warrants...............................14
Competition Laws...............................88
Confidentiality Agreement......................67
Continuing Employees...........................72
Cravath........................................78
Cut-off Time...................................14
Deemed Stock Amount.............................3
Deferred Compensation Plans....................73
Derivative Transaction.........................88
DGCL............................................1
Dissenting Share................................9
Effective Time..................................2
Election Deadline...............................6
Election Form...................................5
Election Form Record Date.......................5
Employment and Withholding Taxes...............88
Environmental Claim............................89
Environmental Laws.............................89
ERISA..........................................21
ERISA Affiliate................................21
Exchange Act...................................18
Exchange Agent.................................10
Exchange Fund..................................10
Exchange Ratio..................................3
Existing Deferred Compensation Plan............73
Expenses Payment...............................89
Final Parent Stock Price........................3
Financing......................................89
FTC............................................68
GAAP...........................................18
Governmental Entity............................17
Hazardous Substance............................89
Hedge Termination Period.......................84
Hedging Losses.................................84
HSR Act........................................17
Hydrocarbons...................................33
Indemnified Parties............................71
Intellectual Property..........................24
Investment Company Act.........................34
JPMorgan.......................................90
knowledge......................................90
Laws...........................................17
Liens..........................................90
Litigation.....................................90
Mailing Date....................................5
Material Adverse Effect........................90
Merger..........................................1
Merger Consideration............................3
No Election Shares..............................5
Non-U.S. Stockholder...........................90
NYSE............................................3
Parent..........................................1
Parent Adverse Recommendation Change...........64
Parent Assets..................................91
Parent Balance Sheet...........................47
Parent Common Stock............................36
Parent Consolidated Group......................91
Parent Disclosure Letter.......................35
Parent ERISA Affiliate.........................42
Parent Investigation...........................67
Parent Leased Real Property....................91
Parent Leases..................................91
Parent Material Contract.......................46
Parent Notice..................................64
Parent Oil and Gas Properties..................91
Parent Owned Real Property.....................91
Parent Permits.................................45
Parent Plans...................................42
Parent Preferred Stock.........................36
Parent Proposal................................55
Parent Real Property...........................91
Parent Reserve Report..........................53
Parent SEC Documents...........................39
Parent SPD.....................................42
Parent Stock Options...........................36
Parent Stockholders' Meeting...................70
Per Share Cash Consideration....................3
Per Share Consideration.........................4
Per Share Stock Consideration...................4
Permit.........................................91
Permitted Liens................................91
Person.........................................92
Petrie Parkman.................................34
Pre-Announcement Hedges........................84
Proxy Statement................................69
Purchaser.......................................1
Release........................................92
Required Parent Vote...........................55
Return.........................................92
S-4............................................17
Secretary of State..............................2
Securities Act.................................18
Skadden Arps...................................79
SOX............................................18
SOX 404 Plan...................................33
SPD............................................21
Special Meeting................................70
Specified Company SEC Documents................19
Specified Parent SEC Documents.................40
Stock Designated Shares.........................7
Stock Election Shares...........................5
Subsidiary.....................................92
Superior Proposal..............................66
Surviving Corporation...........................1
Tax............................................92
Technology.....................................24
Termination Date...............................80
Termination Fee................................82
Total Cash Amount...............................4
Total Common Stock Amount.......................4
Total Stock Amount..............................4
Total Stock Consideration.......................4
Unit...........................................93
Valuation Period................................4
WARN Act.......................................31
Well...........................................93

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER, dated as of December 15, 2004, by and among Patina Oil & Gas Corporation, a Delaware corporation (the "Company"), Noble Energy, Inc., a Delaware corporation ("Parent") and Noble Energy Production, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Purchaser").

                  WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company have each approved this Agreement and the merger of the Company with and into Purchaser (the "Merger") upon the terms and subject to the conditions of this Agreement and in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL");

                  WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is fair to, and in the best interests of, their respective stockholders; and

                  WHEREAS for U.S. federal income Tax purposes, it is intended that (a) the Merger will qualify as a reorganization within the meaning of
Section 368(a) of the Code, (b) this Agreement will constitute a plan of reorganization and (c) Parent, Purchaser and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

         Section 1.1. The Merger. Upon the terms and subject to conditions of this Agreement and in accordance with the DGCL, at the Effective Time, the Company shall be merged with and into Purchaser. At the Effective Time, the separate existence of the Company shall cease and Purchaser shall continue as the surviving corporation (the "Surviving Corporation"). The Merger shall have the effect as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, upon the Merger, all the rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation and all the obligations, duties, debts and liabilities of the Company and Purchaser shall be the obligations, duties, debts and liabilities of the Surviving Corporation.

         Section 1.2. Effective Time. Upon the terms and subject to the conditions of this Agreement, as promptly as practicable after the Closing and on the Closing Date, Purchaser and the Company will cause a certificate of merger (the "Certificate of Merger") to be duly prepared, executed, acknowledged and filed with the Secretary of State of the State of Delaware (the "Secretary of State") as provided in the DGCL. The Merger shall become effective on the date and at the time when the Certificate of Merger has been duly filed with the Secretary of State or, subject to the DGCL, such other time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

         Section 1.3. Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein abandoned pursuant to Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m., Houston time, on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or waiver (by the party entitled to waive the condition) of all of the conditions set forth in Article VI (except for those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions) (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1600 Smith Street, Suite 4400, Houston, Texas 77002, unless another time, date and/or place is agreed to in writing by the parties hereto.

         Section 1.4. Certificate of Incorporation; Bylaws. Pursuant to the Merger, (a) the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, and (b) the Bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

         Section 1.5. Directors and Officers of the Surviving Corporation and Certain Subsidiaries.

               (a) The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

               (b) The officers of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

         Section 1.6. Effect on Capital Stock.

               (a) At the Effective Time, subject to the other provisions of this Article I and Section 2.1, each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held directly or indirectly by Parent, Purchaser or the Company or any of their respective Subsidiaries and except for any Dissenting Shares), together with the Company Rights attached thereto or associated therewith, shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 1.7, either (i) the Per Share Stock Consideration or
(ii) cash in an amount equal to the Per Share Consideration (the "Per Share Cash Consideration", and together with the Per Share Stock Consideration, the "Merger Consideration").

For purposes of this Agreement:

         "Aggregate Consideration" shall mean the sum of (x) the Total Stock Consideration and (y) the Total Cash Amount.

         "Deemed Stock Amount" shall mean the Total Common Stock Amount; provided, however, that regardless of the actual number of shares of Company Common Stock outstanding immediately prior to the Effective Time, in no event shall the Deemed Stock Amount exceed the sum of (i) 72,820,413, (ii) the aggregate number of shares of Company Common Stock, if any, issued by the Company after the Cut-off Time and prior to the date of this Agreement upon the exercise of the Company Options or Company Warrants (in each case outstanding as of the Cut-off Time and disclosed in Section 3.2(a) of the Company Disclosure Letter) in accordance with the terms of such options and (iii) the aggregate number of shares of Company Common Stock, if any, issued by the Company after the date of this Agreement and prior to the Effective Time in accordance with Section 5.1(e).

         "Exchange Ratio" shall mean the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Per Share Consideration by the Final Parent Stock Price.

         "Final Parent Stock Price" shall mean the volume-weighted average of the trading sale prices per share of Parent Common Stock as reported on the New York Stock Exchange (the "NYSE") during the Valuation Period.

         "Per Share Consideration" shall mean the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Aggregate Consideration by the Total Common Stock Amount.

         "Per Share Stock Consideration" shall mean a number of shares (which need not be a whole number) of Parent Common Stock (together with the number of Parent Rights associated therewith) equal to the Exchange Ratio.

         "Total Cash Amount" shall mean the product obtained by multiplying (x) $37.00 by (y) 40% of the Deemed Stock Amount.

         "Total Common Stock Amount" shall mean the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

         "Total Stock Amount" shall mean the product obtained by multiplying
(x) 0.62521 by (y) 60% of the Deemed Stock Amount.

         "Total Stock Consideration" shall mean the product obtained by multiplying (x) the Total Stock Amount by (y) the Final Parent Stock Price.

         "Valuation Period" shall mean the ten consecutive trading days during which the shares of Parent Common Stock are traded on the NYSE ending on the third calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day, then ending on the trading day immediately preceding such calendar day.

               (b) All of the shares of Company Common Stock, and associated Company Rights, converted into the Merger Consideration pursuant to this
Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each a "Certificate") previously representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 2.1(c), and (iii) any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 2.1(e).

               (c) If, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock shall be changed or proposed to be changed into a different number or class of shares by reason of the occurrence of or record date with respect to any reclassification, recapitalization, split-up, combination, exchange of shares or similar readjustment, in any such case within such period, or a stock dividend thereon shall be declared with a record date within such period, appropriate adjustments shall be made to the Per Share Cash Consideration and the Per Share Stock Consideration.

               (d) At the Effective Time, all shares of Company Common Stock that are owned directly or indirectly by Parent, Purchaser or the Company or any of their respective Subsidiaries shall be cancelled and shall cease to exist and no stock of Parent, cash or other consideration shall be delivered in exchange therefor; provided, however, that, for the avoidance of doubt, this
Section 1.6(d) shall not apply to shares of Company Common Stock held by or on behalf of the Deferred Compensation Plan or the New Deferred Compensation Plan, as to which Section 1.6(a) shall apply. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries shall become authorized unissued stock of Parent.

               (e) Each issued and outstanding share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

               (f) The calculations required by Section 1.6(a) shall be prepared by Parent promptly after the Closing.

         Section 1.7. Election Procedures.

               (a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of such Certificates to the Exchange Agent) in such form as Parent shall specify and as shall be reasonably acceptable to the Company (the "Election Form") shall be mailed together with the Proxy Statement or at such other time as the Company and Parent may agree (the "Mailing Date") to each holder of record of Company Common Stock as of the close of business on the record date for notice of the Company Special Meeting (the "Election Form Record Date").

               (b) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), other than any holder of Dissenting Shares, to specify (i) the number of shares of such holder's Company Common Stock with respect to which such holder elects to receive the Per Share Stock Consideration ("Stock Election Shares"), (ii) the number of shares of such holder's Company Common Stock with respect to which such holder elects to receive the Per Share Cash Consideration ("Cash Election Shares"), or (iii) that such holder makes no election with respect to such holder's Company Common Stock ("No Election Shares"). Any Company Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., Houston time, on the 33rd day following the Mailing Date (or such other time and date as the Company and Parent shall agree) (the "Election Deadline") (other than any shares of Company Common Stock that constitute Dissenting Shares as of such time) shall also be deemed to be "No Election Shares."

               (c) Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Company Common Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

               (d) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall become No Election Shares and Parent shall cause the Certificates representing Company Common Stock to be promptly returned without charge to the Person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form, except to the extent (if any) a subsequent election is properly made with respect to any or all of the applicable shares of Company Common Stock. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, Purchaser or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

               (e) Within ten Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon after the Effective Time as practicable (and in no event more than ten Business Days after the Effective Time), Parent shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive Parent Common Stock or cash in the Merger in accordance with the Election Forms as follows:

                    (i) Cash Election Shares More Than Total Cash Amount. If the aggregate cash amount that would be paid upon the conversion of the Cash Election Shares in the Merger is greater than the Total Cash Amount, then:

                        (1) all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration,

                        (2) the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of shares ("Stock Designated Shares") such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration, and

                        (3) the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Per Share Cash Consideration.

                    (ii) Cash Election Shares Less Than Total Cash Amount. If the aggregate cash amount that would be paid upon conversion of the Cash Election Shares in the Merger is less than the Total Cash Amount, then:

                        (1) all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration,

                        (2) the Exchange Agent shall then select first from among the No Election Shares and then (if necessary) from among the Stock Election Shares, by a pro rata selection process, a sufficient number of shares ("Cash Designated Shares") such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration, and

                        (3) the Stock Election Shares and the No Election shares that are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.

                    (iii) Cash Election Shares Equal to Total Cash Amount. If the aggregate cash amount that would be paid upon conversion of the Cash Election Shares in the Merger is equal to the Total Cash Amount, then subparagraphs (i) and (ii) above shall not apply and all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

         Notwithstanding anything in this Agreement to the contrary, for purposes of determining the allocations set forth in this Section 1.7(e), Parent shall have the right, but not the obligation, to require that any shares of Company Common Stock that constitute Dissenting Shares as of the Election Deadline be treated as Cash Election Shares, although no such shares shall be subject to any of the pro rata selection processes contemplated by this Section 1.7(e).

               (f) The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by Parent and the Company.

         Section 1.8 Stock Options and Warrants. (a) At the Effective
Time, each option granted by the Company to purchase shares of Company Common Stock (each a "Company Option") pursuant to any stock option plan, program or arrangement of the Company, including, without limitation, the Company's 1996 Employee Stock Option Plan (as amended) and 1996 Stock Plan for Non-Employee Directors (collectively, the "Company Option Plans"), that is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into options to purchase shares of Parent Common Stock, and Parent shall assume each such Company Option (hereinafter, "Assumed Option") subject to the terms of the applicable Company Option Plan and the agreement evidencing the grant thereunder of such Assumed Option (other than the provisions thereof providing for termination of such Assumed Option at the Effective Time); provided, however, that (i) the number of shares of Parent Common Stock purchasable upon exercise of such Assumed Option shall be equal to the number of shares of Company Common Stock that were purchasable under such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounded to the nearest whole share, (ii) the per share exercise price under such Assumed Option shall be adjusted by dividing the per share exercise price under such Company Option by the Exchange Ratio, and rounding to the nearest whole cent and (iii) such Assumed Option shall not terminate if the holder ceases to be a director, officer, employee or consultant of the Surviving Corporation or any of its affiliates (including Parent and its Subsidiaries), unless the applicable Company Option was issued after December 8, 2004, in which case such Assumed Option shall terminate (A) immediately upon the Surviving Corporation or any of its affiliates (including Parent and its Subsidiaries) terminating its employment or retention of such holder for "Cause" (as defined in the applicable Company Option Plan) or (B) otherwise, 60 days after the holder ceases to be a director, officer, employee or consultant of the Surviving Corporation or any of its affiliates (including Parent and its Subsidiaries). In the case of any Assumed Option that is an "incentive stock option" (as defined in Section 422 of the Code), the exercise price, the number of shares of Parent Common Stock purchasable pursuant to such Assumed Option and the terms and conditions of exercise of such option shall be determined in order to comply, to the fullest extent possible, with Section 424(a) of the Code. Prior to the Effective Time, Parent shall prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-8 (or other appropriate form) registering all the shares of Parent Common Stock subject to the Assumed Options, and such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) as long as any Assumed Option remains outstanding.

               (b) If the Company Warrant is not exercised prior to the Effective Time, Parent shall assume the Company Warrant in accordance with its terms at the Effective Time by executing a supplemental agreement with the holder of the Company Warrant in accordance with the terms of the Company Warrant.

         Section 1.9 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock as to which the holder thereof shall have properly complied with the provisions of Section 262 of the DGCL as to appraisal rights (each, a "Dissenting Share"), if any, such holder shall be entitled to payment, solely from the Surviving Corporation, of the appraisal value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws his demand for appraisal of such Dissenting Shares, (ii) if any holder of Dissenting Shares fails to establish his entitlement to appraisal rights as provided in the DGCL or (iii) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for his shares under the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon cease to constitute Dissenting Shares and if such forfeiture shall occur following the Election Deadline, each such share of Company Common Stock shall thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Per Share Stock Consideration; provided that Parent shall be entitled to convert each such share into the right to receive the Per Share Cash Consideration or a combination of the Per Share Cash Consideration and Per Share Stock Consideration if Parent shall have received an opinion from Skadden Arps stating that the Merger shall not fail to satisfy the continuity of interest requirement under Section 368 of the Code as a result thereof. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the written consent of Parent.

                                  ARTICLE II

                            EXCHANGE OF CERTIFICATES

         Section 2.1 Exchange of Certificates.

               (a) Exchange Agent. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with Wachovia Bank, N.A. or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, sufficient cash and certificates representing shares of Parent Common Stock to make pursuant to this Article II all deliveries of cash and Parent Common Stock as is required by Article I. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.1(c) and to make payments in lieu of fractional shares pursuant to Section 2.1(e). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for shares of Company Common Stock pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 2.1(c) and 2.1(e), the Exchange Fund shall not be used for any other purpose. Any cash and certificates representing Parent Common Stock deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 2.1(e) and any dividends or other distributions in accordance with Section 2.1(c)) shall hereinafter be referred to as the "Exchange Fund."

               (b) Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a Certificate or Certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form and subject to the reasonable approval of the Company prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 1.6 (after taking into account all shares of Company Common Stock previously represented by all Certificates then held by such holder) and (B) a check in the amount equal to the cash portion of the Merger Consideration, if any, that such holder has the right to receive pursuant to Section 1.6 and this Article II, including cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.1(e) and dividends and other distributions pursuant to Section 2.1(c). No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares of Company Common Stock may be paid to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 2.1, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.1(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.1(c).

               (c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder until such holder shall surrender such Certificate in accordance with this Section 2.1. Following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such shares of Parent Common Stock were issued and outstanding as of the Effective Time.

               (d) Further Rights in Company Common Stock. The Merger Consideration issued upon conversion of a share of Company Common Stock in accordance with the terms hereof (including any payments made pursuant to Section 2.1(c) or Section 2.1(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of Company Common Stock.

               (e) Fractional Shares. No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to have any rights as a holder of any shares of Parent Common Stock.

         Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) the average of the closing sale prices of Parent Common Stock on the NYSE as reported by The Wall Street Journal for the five trading days immediately preceding the date on which the Effective Time shall occur and
(ii) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.6. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall, or shall cause the Surviving Corporation to, deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof. The parties acknowledge that payment of cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional shares of Parent Common Stock.

               (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent upon demand and, from and after such delivery to Parent, any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration payable in respect of such shares of Company Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.1(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.1(c), in each case, without any interest thereon.

               (g) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

               (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.1(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to
Section 2.1(c), in each case, without any interest thereon.

               (i) Withholding. Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent, as the case may be.

         Section 2.2 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificates, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.1(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.1(c), without any interest thereon.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the disclosure letter delivered by the Company to Parent at or prior to the execution and delivery of this Agreement (the "Company Disclosure Letter") (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent), the Company represents and warrants to Parent and Purchaser as follows:

         Section 3.1 Organization.

               (a) Each of the Company and each of its Subsidiaries is a corporation or other entity duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or other power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted.

               (b) Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification or licensing is required, except where the failure to be so qualified or licensed individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

               (c) The Company has previously delivered to Parent a complete and correct copy of each of its certificate of incorporation and bylaws in each case as amended (if so amended) to the date of this Agreement, and has made available the certificate of incorporation, bylaws or other organizational documents of each of its Subsidiaries, in each case as amended (if so amended) to the date of this Agreement. Neither the Company nor any of its Subsidiaries is in violation of its certificate of incorporation, bylaws or similar governing documents.

               (d) Section 3.1(d) of the Company Disclosure Letter sets forth a true and correct list of all of the Subsidiaries of the Company and their respective jurisdictions of incorporation or organization. The respective certificates or articles of incorporation and bylaws or other organizational documents of the Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control its Subsidiaries in any material respect.

         Section 3.2 Capitalization.

               (a) The authorized capital stock of the Company consists of 250,000,000 shares of the common stock of the Company, par value $.01 per share (the "Company Common Stock"), of which 2,000,000 shares are designated Series A Common Stock, par value $.01 per share (the "Company Series A Common Stock"), and 5,000,000 shares of preferred stock, par value $.01 per share (the "Company Preferred Stock"), of which 25,000 shares are designated Series A Junior Participating Preferred Stock, par value $.01 per share (the "Company Series A Preferred Stock"). As of the close of business on December 14, 2004 (the "Cut-off Time"), (i) 72,820,413 shares of Company Common Stock were issued and outstanding, (ii) 6,267,832 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Company Options and (iii) 1,000,000 shares of Company Common Stock were reserved for issuance under the outstanding warrants to purchase shares of Company Common Stock (the "Company Warrants"). From the Cut-off Time to the date of this Agreement, no additional shares of Company Common Stock have been issued (other than pursuant to Company Options and Company Warrants which were outstanding as of the Cut-off Time and are disclosed in Section 3.2(a) of the Company Disclosure Letter as contemplated below), no additional Company Options or Company Warrants have been issued or granted, and there has been no increase in the number of shares of Company Common Stock issuable upon exercise of the Company Options and Company Warrants from those issuable under such Company Options and Company Warrants as of the Cut-off Time. As of the date of this Agreement, (i) no shares of Company Common Stock are held in the treasury of the Company, (ii) there are no shares of the Company Series A Common Stock issued and outstanding or held in treasury and
(iii) there are no shares of Company Preferred Stock, including the Company Series A Preferred Stock, issued and outstanding or held in treasury. Neither the Company nor any of its Subsidiaries directly or indirectly owns any shares of Company Common Stock. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding. All issued and outstanding shares of the Company's capital stock are, and all shares that may be issued or granted pursuant to the exercise of Company Options or the Company Warrants will be, when issued or granted in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the Company Options, the Company Warrants and the Company Series A Junior Participating Preferred Stock purchase rights (the "Company Rights") issued pursuant to the Rights Agreement, dated as of May 25, 2001, between the Company and Mellon Investor Services LLC (the "Company Rights Agreement"), there are no outstanding or authorized (x) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, agreements, claims or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (y) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or any such securities or agreements listed in clause (x) of this sentence, or (z) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries. Section 3.2(a) of the Company Disclosure Letter sets forth the following information with respect to each Company Option and Company Warrant outstanding as of the Cut-off Time: (i) name of the holder; (ii) number of shares of Company Common Stock issuable upon exercise thereof; (iii) exercise price; (iv) issue date; (v) termination date; and (vi) whether such option or warrant contains any put, redemption or similar feature. At the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, preemptive rights, subscriptions, or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or any other such securities or agreements.

               (b) (i) All of the issued and outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company's Subsidiaries are owned, directly or indirectly, by the Company free and clear of any Liens, other than statutory Liens for Taxes not yet due and payable and such other restrictions as may exist under applicable Law, and all such shares or other ownership interests have been duly authorized, validly issued and are fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and (ii) neither the Company nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, except for (A) shares of capital stock or other securities of non-affiliates that (x) do not constitute more than a 5% interest in such non-affiliates or (y) have an aggregate value (per issuer) that does not exceed $100,000 and (B) the securities of the Subsidiaries of the Company or any Subsidiary of the Company, or is obligated to make any capital contribution to or other investment in any other Person.

               (c) No material indebtedness of the Company or any of its Subsidiaries contains any restriction upon (i) the prepayment of any indebtedness of the Company or any of its Subsidiaries, (ii) the incurrence of indebtedness by the Company or any of its Subsidiaries, or (iii) the ability of the Company or any of its Subsidiaries to grant any Lien on the properties or assets of the Company or any of its Subsidiaries.

         Section 3.3 Authorization; Validity of Agreement.

               (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company (the "Company Board"). Except for the Company Required Vote, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent and Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

               (b) The Company Board has adopted such resolutions as are necessary so that the provisions of Section 203 of the DGCL are inapplicable to the Merger or any of the other transactions contemplated by this Agreement. Except for Section 203 of the DGCL (which has been rendered inapplicable), to the knowledge of the Company, no "moratorium," "control share," "fair price" or other antitakeover Laws are applicable to the Merger or any of the other transactions contemplated by this Agreement.

         Section 3.4 No Violations; Consents and Approvals.

               (a) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the Merger or any other transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or the bylaws of the Company, or the certificate of incorporation, bylaws or similar governing documents of any of the Company's Subsidiaries, (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, collective bargaining agreement, agreement or other legally binding instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound, or (iii) conflict with or violate any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation (collectively, "Laws") applicable to the Company, any of its Subsidiaries or any of their respective properties or assets; except in the case of clause (ii), for such conflicts, violations, breaches, defaults or Liens which individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

               (b) No material filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any federal, state, local or foreign court, arbitral, legislative, executive or regulatory authority or agency (a "Governmental Entity") or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transactions contemplated hereby, except for (i) the filing with the SEC of the Proxy Statement in definitive form relating to the meetings of the Company's and Parent's stockholders to be held in connection with this Agreement and the transactions contemplated hereby, and the filing and declaration of effectiveness of the registration statement on Form S-4 (the "S-4") in which the Proxy Statement will be included as a prospectus, (ii) the adoption of this Agreement and the approval of the Merger by the Company Required Vote, (iii) such filings, authorizations or approvals as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder ("HSR Act") or (B) any other Competition Laws, rules or regulations, (iv) the filing of the Certificate of Merger with the Secretary of State and (v) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (x) as are customarily made or obtained in connection with the transfer of interests in or change of control of ownership of oil and gas properties and (y) the failure of which to be obtained or made, individually or in the aggregate, has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

         Section 3.5 SEC Reports and Financial Statements.

               (a) The Company has timely filed with the SEC all forms and other documents (including exhibits and other information incorporated therein) required to be filed by it since January 1, 2001 (such documents, the "Company SEC Documents"), including (i) its Annual Reports on Form 10-K for the years ended December 31, 2001, December 31, 2002 and December 31, 2003, respectively,
(ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2004, (iii) all proxy statements relating to meetings of stockholders of the Company since January 1, 2001 (in the form mailed to stockholders), and (iv) all other forms, reports and registration statements required to be filed by the Company with the SEC since January 1, 2001. As of their respective dates, the Company SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein,
(x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder ("SOX"), as the case may be.

               (b) The December 31, 2003 consolidated balance sheet of the Company and the related consolidated statements of income, changes in stockholders' equity and cash flows (including, in each case, the related notes, where applicable), as reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC under the Exchange Act, and the unaudited consolidated balance sheets of the Company and its Subsidiaries (including the related notes, where applicable) as of September 30, 2004 and the related (i) unaudited consolidated statements of income for the three and nine-month periods then ended and (ii) unaudited consolidated statements of cash flows and changes in stockholders' equity for the nine-month periods then ended (in each case including the related notes, where applicable), as reported in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2004 filed with the SEC under the Exchange Act, fairly present, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will fairly present (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the consolidated financial position and the results of the consolidated operations, cash flows and changes in stockholders' equity of the Company and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Deloitte & Touche LLP is an independent public accounting firm with respect to the Company and has not resigned or been dismissed as independent public accountants of the Company.

         Section 3.6 Absence of Certain Changes.

               (a) Except as disclosed in the Company SEC Documents filed by the Company with the SEC prior to the date of this Agreement (the "Specified Company SEC Documents"), to the extent that it is reasonably apparent that the disclosure in the Specified Company SEC Documents is responsive to the matters set forth in this Section 3.6(a), since September 30, 2004, (i) the Company and its Subsidiaries have conducted their respective operations only in the ordinary course consistent with past practice and (ii) there has not occurred or continued to exist any event, change, occurrence, effect, fact, circumstance or condition which, individually or in the aggregate, has had, or would be reasonably likely to have or result in, a Material Adverse Effect on the Company.

               (b) Except as disclosed in the Specified Company SEC Documents, to the extent that it is reasonably apparent that the disclosure in the Specified Company SEC Documents is responsive to the matters set forth in this
Section 3.6(b), since September 30, 2004 to the date of this Agreement, neither the Company nor any of its Subsidiaries has (i) except as required pursuant to the terms of the Company Plans as in effect on September 30, 2004 or as required to comply with applicable Law, (A) increased or agreed to increase the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of September 30, 2004, other than increases in wages, salaries and other cash compensation in the ordinary course of business consistent with past practice, (B) granted any severance or termination pay, (C) entered into or made any loans to any of its officers, directors or employees or made any change in its borrowing or lending arrangements for or on behalf of any of such Persons or (D) adopted or amended, or accelerated the payment or vesting of benefits under, any Company Plan, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, other than regular quarterly cash dividends on the Company Common Stock, (iii) effected or authorized any split, combination or reclassification of any of the Company's capital stock or any issuance thereof or issued any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, except for issuances of Company Common Stock upon the exercise of Company Options, in each case in accordance with their terms at the time of exercise, (iv) changed in any material respect, or had knowledge of any reason that required any material change in, any accounting methods (or underlying assumptions), principles or practices of the Company or its Subsidiaries, including any material reserving, renewal or residual method, practice or policy, (v) made any material Tax election or settled or compromised any material income Tax liability, (vi) made any material change in the policies and procedures of the Company or its Subsidiaries in connection with trading activities, (vii) sold, leased, exchanged, transferred or otherwise disposed of any material Company Asset other than in the ordinary course consistent with past practice, (viii) revalued, or had knowledge of any reason that required revaluing, any of the Company Assets in any material respect, including writing down the value of any of the Company Assets or writing off notes or accounts receivable, in each case in any material respect and other than in the ordinary course of business consistent with past practice, or (ix) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

         Section 3.7 Absence of Undisclosed Liabilities. Except as disclosed in the Specified Company SEC Documents, to the extent that it is reasonably apparent that the disclosure in the Specified Company SEC Documents is responsive to the matters set forth in this Section 3.7, neither the Company nor any of its Subsidiaries has any liabilities or obligations (accrued, contingent or otherwise), except for (i) liabilities that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, (ii) liabilities in respect of Litigation (which are the subject of Section 3.10), and (iii) liabilities under Environmental Laws (which are the subject of Section 3.14). Neither the Company nor any of its Subsidiaries is in default in respect of the terms and conditions of any indebtedness or other agreement which individually or in the aggregate has had, or would be reasonably likely to have or result in, a Material Adverse Effect on the Company.

         Section 3.8 Proxy Statement; Form S-4; Merger Documents. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the S-4 at the time the S-4 becomes effective under the Securities Act or (b) the Proxy Statement (and any amendment thereof or supplement thereto) at the date(s) mailed to the stockholders of the Company and Parent, at the time of the Company Special Meeting, at the time of the Parent Stockholders' Meeting and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the S-4 will comply in all material respects with the provisions of the Exchange Act, except that no representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied to the Company by Parent or Purchaser for inclusion in the Proxy Statement or the S-4.

         Section 3.9 Employee Benefit Plans; ERISA.

               (a) Section 3.9(a) of the Company Disclosure Letter contains a complete and correct list as of the date of this Agreement of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, severance, termination, change in control, retention, employment, hospitalization or other medical, life or other insurance, disability, other welfare, supplemental unemployment, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other director or employee compensation or benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company or any of its Subsidiaries would be deemed a "single employer" within the meaning of Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any current or former officer, employee or director of the Company, any of its Subsidiaries or any ERISA Affiliate (the "Company Plans").

               (b) With respect to each Company Plan, the Company has heretofore delivered to Parent complete and correct copies of each of the following documents (including all amendments to such documents), as applicable:

                    (i) the Company Plan or a written description of any Company Plan not in writing;

                    (ii) a copy of the most recent annual report or Internal Revenue Service Form 5500 Series, including all related reports required therewith;

                    (iii) a copy of the most recent Summary Company Plan Description ("SPD"), together with all Summaries of Material Modification issued with respect to such SPD and all other material employee communications relating to each Company Plan distributed by the Company or any of its Subsidiaries from December 31, 2003 to the date of this Agreement;

                    (iv) if the Company Plan or any obligations thereunder are funded through a trust or any other funding vehicle or through insurance, the trust or other funding agreement and the latest financial statements thereof or evidence of insurance coverage thereof;

                    (v) all contracts relating to the Company Plan with respect to which the Company or any ERISA Affiliate may have any material liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements;

                    (vi) if the Company Plan is intended to qualify under
     Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service; and

                    (vii) all material communications between the Company or any ERISA Affiliate and any Governmental Entity.

               (c) No Company Plan in effect as of the date hereof is subject to Title IV or Section 302 of ERISA. No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that would be reasonably likely to result in the Company or any ERISA Affiliate incurring any such liability, other than liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due). Insofar as the representation made in this Section 3.9(c) applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, such representation is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or any ERISA Affiliate made, or was required to make, contributions during the five-year period ending on the last day of the most recent plan year ended prior to the Closing Date.

               (d) None of the Company, any ERISA Affiliate, any of the Company Plans, any trust created thereunder and, to the knowledge of the Company, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action with respect to a Company Plan in connection with which the Company, any of its Subsidiaries or any ERISA Affiliate would be reasonably likely to be subject to a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

               (e) All contributions required to be made by the Company and its Subsidiaries with respect to any Company Plan on or prior to the Closing Date have been timely made or are reflected on the consolidated balance sheet of the Company dated as of September 30, 2004 contained in the Specified Company SEC Documents. Since September 30, 2004, there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any ERISA Affiliate relating to, or change in the terms of employee participation or coverage under, any Company Plan that would increase materially the expense of maintaining such Company Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

               (f) Each of the Company Plans has been operated and administered by the Company and its Subsidiaries in all material respects in accordance with applicable Laws, including ERISA and the Code.

               (g) With respect to each of the Company Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code, the Company has received a currently effective determination letter from the IRS stating that it is so qualified, such letter has not been revoked, and, to the knowledge of the Company, no event has occurred that would be reasonably likely to affect such qualified status. No fund established under a Company Plan is intended to satisfy the requirements of Section 501(c)(9) of the Code.

               (h) No amounts payable under the Company Plans as a result of the transactions contemplated hereby will fail to be deductible for federal income Tax purposes by virtue of Sections 280G or 162(m) of the Code.

               (i) No Company Plan provides death, medical, hospitalization or similar benefits (whether or not insured) with respect to any current or former employee of the Company, its Subsidiaries or any ERISA Affiliate after retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof).

               (j) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer or director of the Company, any of its Subsidiaries or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment under any Company Plan, or (ii) accelerate the time of payment or vesting of, increase the amount of or otherwise enhance any benefit due any such employee, officer or director under any Company Plan.

               (k) To the knowledge of the Company, neither the Company nor any Subsidiary has contributed to a nonconforming group health plan (as defined in Section 5000(c) of the Code) and no ERISA Affiliate of the Company or any of its Subsidiaries has incurred a Tax under Section 5000(a) of the Code which is or could become a liability of the Company or any of its Subsidiaries.

               (l) There is no pending or, to the knowledge of the Company, threatened material Litigation by, on behalf of or against any Company Plan by any participant (or beneficiary thereof) in such Company Plan or otherwise involving any such Company Plan (other than routine claims for benefits).

         Section 3.10 Litigation; Compliance with Law.

               (a) Except as disclosed in the Specified Company SEC Documents,
(i) there is no Litigation pending or, to the knowledge of the Company, threatened in writing against, relating to or naming as a party thereto the Company or any of its Subsidiaries, any of their respective properties or assets or any of the Company's officers or directors (in their capacities as such), (ii) there is no agreement, order, judgment, decree, injunction or award of any Governmental Entity against and/or binding upon the Company, any of its Subsidiaries or any of the Company's officers or directors (in their capacities as such) that, in the case of either clause (i) or (ii), individually or in the aggregate has had, or would be reasonably likely to have or result in, a Material Adverse Effect on the Company, and (iii) there is no Litigation that the Company or any of its Subsidiaries has pending against other parties, where such Litigation is intended to enforce or preserve material rights of the Company or any of its Subsidiaries.

               (b) Each of the Company and its Subsidiaries has complied, and is in compliance, in all material respects with all Laws and Permits which affect the respective businesses of the Company or any of its Subsidiaries, the Company Real Property and/or the Company Assets, and the Company and its Subsidiaries have not been and are not in violation in any material respect of any such Law or Permit; nor has any notice, charge, claim or action has been received by the Company or any of its Subsidiaries or been filed, commenced, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violation of the foregoing.

               (c) The Company and its Subsidiaries hold all Permits necessary for the ownership, leasing, operation, occupancy and use of the Company Real Property, the Company Assets and the conduct of their respective businesses as currently conducted ("Company Permits"), except where the failure to hold such Company Permits individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received notice that any Company Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and the Company has no knowledge of any reasonable basis for any such termination, modification or nonrenewal, in each case except for any such terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company. The execution, delivery and performance of this Agreement and the consummation of the Merger or any other transactions contemplated hereby do not and will not violate any Company Permit, or result in any termination, modification or nonrenewal thereof, except in each case for any such violations, terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

               (d) This Section 3.10 does not relate to matters with respect to
(i) Company Plans, ERISA and other employee benefit matters (which are the subject of Section 3.9), (ii) Tax Laws and other Tax matters (which are the subject of Section 3.13), (iii) Environmental Laws and other environmental matters (which are the subject of Section 3.14), and (iv) labor matters (which are the subject of Section 3.17).

         Section 3.11 Intellectual Property.

               (a) The Company and its Subsidiaries own, or possess sufficient and legally enforceable licenses or other rights to use, any and all United States and foreign patents, patent applications, patent disclosures, mask works, computer software, geophysical data, trademarks, trade dress, trade names, logos, Internet domain names, copyrights and service marks, including applications to register and registrations for any of the foregoing, as well as trade secrets, know-how, data and other proprietary rights and information (all of the foregoing, referred to as "Technology" and together with trademarks, trade names and service marks, referred to as "Intellectual Property") necessary for the conduct of the business and operations of the Company and its Subsidiaries as currently conducted, free and clear of any Liens (except for any Permitted Liens).

               (b) To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, conflict with or otherwise violate in any material respect any Intellectual Property of any Person, and none of the Company or any of its Subsidiaries has received notice or has knowledge of any such material infringement, conflict or other violation.

         Section 3.12 Material Contracts.

               (a) Except as disclosed in the Specified Company SEC Documents, to the extent that it is reasonably apparent that the disclosure in the Specified Company SEC Documents is responsive to the matters set forth in this
Section 3.12(a), as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (ii) which materially restrains, limits or impedes the Company's or any of its Subsidiaries', or will materially restrain, limit or impede the Surviving Corporation's, ability to compete with or conduct any business or any line of business, including geographic limitations on the Company's or any of its Subsidiaries' or the Surviving Corporation's activities, (iii) which is a material production sharing agreement, joint venture or operating agreement, balancing agreement, farm-out or farm-in agreement, enhanced oil recovery agreement, unitization and pooling agreement or other similar contract or agreement relating to the exploration, development and production of oil and natural gas, (iv) which is a material take-or-pay agreement or other similar agreement that entitles purchasers of production to receive delivery of Hydrocarbons without paying therefor, or (v) which is otherwise material to the Company and its Subsidiaries taken as a whole. Each contract, arrangement, commitment or understanding of the type described in this Section 3.12(a), whether or not set forth in Section 3.12(a) of the Company Disclosure Letter or disclosed in the Specified Company SEC Documents, is referred to herein as a "Company Material Contract." The Company has previously made available to Parent true, complete and correct copies of each Company Material Contract.

               (b) (i) Each Company Material Contract is valid and binding and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Company Material Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Material Contract and (iv) to the knowledge of the Company, no other party to such Company Material Contract is in default in any respect thereunder, except in each case where there has not been, and would not be reasonably likely to be, individually or in the aggregate, a material adverse effect on the rights or remedies of the Company or its Subsidiaries under such Company Material Contracts.

         Section 3.13 Taxes.

               (a) (i) All material Returns required to be filed by or with respect to the Company, its Subsidiaries and each Company Consolidated Group have been timely filed in accordance with all applicable Laws and all such Returns are true, correct and complete in all material respects, (ii) the Company, its Subsidiaries and each Company Consolidated Group have timely paid all material Taxes due or claimed to be due, (iii) all material Employment and Withholding Taxes and any other material amounts required to be withheld with respect to Taxes have been either duly and timely paid to the proper Governmental Entity or properly set aside in accounts for such purpose in accordance with applicable Laws, (iv) the charges, accruals and reserves for Taxes with respect to the Company, its Subsidiaries and each Company Consolidated Group reflected in the balance sheet, dated as of December 31, 2003, included in the Company's Annual Report on Form 10-K for the term ended December 31, 2003 (the "Company Balance Sheet") are adequate under GAAP, (v) no material deficiencies or other claims for any Taxes asserted or assessed, or, to the knowledge of the Company, proposed, against the Company or any of its Subsidiaries has not been resolved in all material respects, and (vi) there is no material Litigation pending or, to the knowledge of any of the Company or its Subsidiaries, threatened or scheduled to commence, against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Return.

               (b) The statues of limitations for the federal income Tax Returns of the Company, its Subsidiaries and each Company Consolidated Group have expired or otherwise have been closed for all taxable periods ending on or before December 31, 1996.

               (c) Since January 1, 1997, neither the Company nor any of its Subsidiaries has been a member of any "affiliated group" (as defined in Section 1504(a) of the Code) or has been included in any "consolidated," "unitary" or "combined" Return (other than Returns which include only the Company and any Subsidiaries of the Company) provided for under the Laws of the United States, any foreign jurisdiction or any state or locality and none of the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision under any state, local or foreign law), or as a successor or transferee.

               (d) As of the date of this Agreement, to the knowledge of the Company, there are no Non-U.S. Stockholders that hold more than 5% of the Company Common Stock.

               (e) There are no Tax sharing, allocation, indemnification or similar agreements or arrangements, whether written or unwritten, in effect under which the Company or any of its Subsidiaries could be liable for any material Taxes of any Person other than the Company or any Subsidiary of the Company.

               (f) Neither the Company nor any of its Subsidiaries has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of a material amount of Taxes, nor is any request for such a waiver or extension pending.

               (g) There are no Liens for Taxes on any asset of the Company or its Subsidiaries, except for Permitted Liens.

               (h) Neither the Company nor any of its Subsidiaries is the subject of or bound by any material private letter ruling, technical advice memorandum, closing agreement or similar material ruling, memorandum or agreement with any taxing authority.

               (i) Neither the Company nor its Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any "reportable transactions," as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

               (j) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under
Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, or (iii) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

               (k) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

               (l) The Company has made available to Parent correct and complete copies of (i) all U.S. federal income Tax Returns of the Company and its Subsidiaries relating to taxable periods ending on or after December 31, 2001, filed through the date hereof and (ii) any material audit report within the last three years relating to any material Taxes due from or with respect to the Company or any of its Subsidiaries.

               (m) No jurisdiction where the Company or any of its Subsidiaries does not file a Return has made a claim that the Company or any of its Subsidiaries is required to file a Return for a material amount of Taxes for such jurisdiction.

               (n) Within the last three years, neither the Company nor any of its affiliates has owned any material assets located outside the United States or conducted a material trade or business outside the United States.

               (o) All of the transactions which the Company has accounted for as hedges under SFAS 133 have also been treated as hedging transactions for federal income Tax purposes pursuant to Treasury Regulation Section 1.1221-2 and have been properly identified as such under Treasury Regulation Section 1.1221-2(f).

         Section 3.14 Environmental Matters.

               (a) Except for such matters that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, the Company and its Subsidiaries have complied, and are in compliance, with all applicable Environmental Laws, which compliance includes the possession of all Permits required under applicable Environmental Laws and compliance with the terms and conditions thereof and the making and filing with all applicable Governmental Entities of all reports, forms and documents and the maintenance of all records required to be made, filed or maintained by it under any Environmental Law. Neither the Company nor any of its Subsidiaries has received any communication (written or, if oral, would be reasonably likely to result in a formal claim) from any Person, whether a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in compliance in any material respect with Environmental Laws and that has not been resolved in all material respects.

               (b) Except for such matters that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

               (c) Except for such matters that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is subject to any liability or obligation (accrued, contingent or otherwise) to cleanup, correct, abate or to take any response, remedial or corrective action under or pursuant to any Environmental Laws, relating to (i) environmental conditions on, under, or about any of the properties or assets owned, leased, operated or used by the Company or any of its Subsidiaries or any predecessor thereto at the present time or in the past, including the air, soil, surface water and groundwater conditions at, on, under, from or near such properties, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous Substances, whether on-site at any Company Real Property, or at any off-site location. The Company has provided or made available to Parent all material studies, assessments, reports, data, results of investigations or audits, analyses and test results, in the possession, custody or control of the Company or any of its Subsidiaries relating to (x) the environmental conditions on, under or about any of the properties or assets owned, leased, operated or used by any of the Company and its Subsidiaries or any predecessor in interest thereto at the present time or in the past and (y) any Hazardous Substances used, managed, handled, transported, treated, generated, stored or Released by any Person on, under, about or from, any of the properties, assets and businesses of the Company or any of its Subsidiaries.

               (d) Except for such matters that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, to the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Hazardous Substance, that would be reasonably likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any Person whose liability for such Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

               (e) Without in any way limiting the generality of the foregoing, there are no underground storage tanks located at any property currently owned, leased or operated by the Company or any of its Subsidiaries.

               (f) Neither the Company nor any of its Subsidiaries is required by virtue of the transactions contemplated by this Agreement, or as a condition to the effectiveness of any transactions contemplated by this Agreement, (i) to perform a site assessment for Hazardous Substances at any Company Real Property or (ii) to remove or remediate any Hazardous Substances from any Company Real Property.

         Section 3.15 Company Real Property; Operating Equipment.

               (a) Section 3.15(a) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all Company Owned Real Property setting forth information sufficient to specifically identify such Company Owned Real Property and the legal owner thereof. The Company and its Subsidiaries have good, valid fee simple title to the Company Owned Real Property, free and clear of any Liens other than Permitted Liens. Each Company Lease grants the lessee under the Company Lease the exclusive right to use and occupy the premises and rights demised thereunder free and clear of any Lien other than Permitted Liens. Each of the Company and its Subsidiaries has good and valid title to the leasehold estate or other interest created under its respective Company Leases free and clear of any Liens other than Permitted Liens.

               (b) The Company Real Property constitutes all the fee, leasehold and other interests in real property held by the Company and its Subsidiaries, other than the Company Oil and Gas Properties. The use and operation of the Company Real Property in the conduct of the business of the Company and its Subsidiaries does not violate any instrument of record or agreement affecting the Company Real Property, except for such violations as individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company. No current use by the Company and its Subsidiaries of the Company Real Property is dependent on a nonconforming use or other governmental approval.

               (c) All material operating equipment owned or leased by the Company or any of its Subsidiaries are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated.

         Section 3.16 Insurance. Section 3.16 of the Company Disclosure
Letter contains a complete and correct list of all material insurance policies maintained by or on behalf of any of the Company and its Subsidiaries as of the date of this Agreement. Such policies are, and at the Closing policies or replacement policies having substantially similar coverages will be, in full force and effect, and all premiums due thereon have been or will be paid. The Company and its Subsidiaries have complied in all material respects with the terms and provisions of such policies. With respect to any material insurance claim submitted by the Company or any of its Subsidiaries since January 1, 2003, neither the Company nor any of its Subsidiaries has received any refusal of coverage, reservation of rights or other notice that the issuer of the applicable insurance policy or policies is not willing or able to perform its obligations thereunder.

         Section 3.17 Labor Matters.

               (a) Neither the Company nor any of its Subsidiaries is, or since January 1, 2000 has been, a party to or bound by a collective bargaining agreement or other similar agreement with any labor union or labor organization applicable to the employees of the Company or any of its Subsidiaries, and no such agreement is currently being negotiated. Since January 1, 2000, no representation election petition or application for certification has been filed by any employees of the Company or any of its Subsidiaries, nor is such a petition or application pending with the National Labor Relations Board or any Governmental Entity, and, to the knowledge of the Company, no labor union is currently engaged in or threatening, organizational efforts with respect to any employees of the Company or any of its Subsidiaries. Since January 1, 2000, no labor dispute, strike, slowdown, picketing, work stoppage, lockout or other collective labor action involving the employees of the Company or any of its Subsidiaries has occurred or is in progress or, to the knowledge of the Company, has been threatened against the Company or any of its Subsidiaries.

               (b) Except as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, each of the Company and its Subsidiaries is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, immigration and wages and hours, and is not engaged in any unfair or unlawful labor practice.

               (c) There is no material Litigation pending, or to the knowledge of the Company, threatened involving the Company or any of its Subsidiaries and any of their respective employees or former employees.

               (d) To the knowledge of the Company, since January 1, 2003, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any material applicable Law, in each case, by the Company, any of its Subsidiaries or any of their respective officers or directors.

               (e) Since January 1, 2001, neither the Company nor any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act, as amended (the "WARN Act")), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law or regulation similar to the WARN Act.

               (f) Section 3.17(f) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of the names of all directors and officers of the Company, together with (i) such Person's position or function, annual base salary or wages, (ii) any incentive or bonus arrangement with respect to such Person and (iii) the number of shares of Company Common Stock owned beneficially or of record, or both, by such Person.

         Section 3.18 Affiliate Transactions. Section 3.18 of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which the Company or any of its Subsidiaries, on the one hand, and any of their respective officers or directors (or any of their respective Affiliates, other than the Company or any of its direct or indirect wholly owned Subsidiaries) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect during the past 12 months, (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to the Company and its Subsidiaries, taken as a whole and (c) are not Company Plans disclosed in Section 3.9(a) of the Company Disclosure Letter.

         Section 3.19 Derivative Transactions and Hedging. Section 3.19 of the Company Disclosure Letter contains a complete and correct list of all Derivative Transactions (including each outstanding Hydrocarbon or financial hedging position attributable to the Hydrocarbon production of the Company and its Subsidiaries) entered into by the Company or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement. All such Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries. The Company and each of its Subsidiaries have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests), or defaults or allegations or assertions of such by any party thereunder.

         Section 3.20 Disclosure Controls and Procedures. Since January
1, 2003, the Company and each of its Subsidiaries has had in place "disclosure controls and procedures" (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) designed and maintained to ensure in all material respects that
(a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principals and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management's general or specific authorization, (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (e) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (f) all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. The Company's disclosure controls and procedures ensure that information required to be disclosed by the Company in the reports filed with the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. None of the Company's or its Subsidiaries' records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants. The Company has diligently completed in all material respects its work plan (the "SOX 404 Plan") relating to documentation, testing and evaluation of the Company's internal control over financial reporting for purposes of providing the report required by SOX 404 and related SEC rules. As of the date of this Agreement, to the knowledge of the Company, (i) there is no reason that it will not be able, on a timely basis, to complete and include in the Company's Annual Report on Form 10-K for the year ending December 31, 2004, management's assessment of the Company's internal controls and procedures for financial reporting in accordance with Section 404 of SOX and (ii) there is no material weakness, significant deficiency or control deficiency, in each case as such term is defined in PCAOB Auditing Std. No. 2.

         Section 3.21 Oil and Gas.

               (a) The Company has furnished Parent prior to the date of this Agreement with reports estimating the Company's and its Subsidiaries' proved oil and gas reserves as of December 31, 2003, as audited by Netherland Sewell & Co. (the "Company Reserve Report"). The factual, non-interpretive data on which the Company Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Company Reserve Report was accurate in all material respects.

               (b) All operated producing oil and gas wells included in the Company Reserve Report have been operated and produced and, to the knowledge of the Company, drilled, in accordance in all material respects with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable Law.

               (c) All material proceeds from the sale of crude oil, natural gas liquids and other hydrocarbons produced from crude oil or natural gas ("Hydrocarbons") produced from the Company Oil and Gas Properties are being received by the Company and its Subsidiaries in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business).

               (d) Neither the Company nor any of its Subsidiaries has received any material advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of Hydrocarbons without paying therefor, and, on a net, company-wide basis, the Company is neither underproduced nor overproduced, in either case, to any material extent, under gas balancing or similar arrangements.

               (e) The Company and its Subsidiaries have good and defensible title to all oil and gas properties forming the basis for the reserves reflected in the Company Reserve Report as attributable to interests owned by the Company and its Subsidiaries and free and clear of all Liens, except for
(i) Permitted Liens and (ii) Liens associated with obligations reflected in the Company Reserve Report. The oil and gas leases and other agreements that provide the Company and its Subsidiaries with operating rights in the oil and gas properties reflected in the Company Reserve Report are legal, valid and binding and in full force and effect, and the rentals, royalties and other payments due thereunder have been properly and timely paid and there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements, except, in each case, as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

               (f) No claim, notice or order from any Governmental Entity or other Person has been received by the Company or any of its Subsidiaries due to Hydrocarbon production in excess of allowables or similar violations that could result in curtailment of production after the Closing Date from any unit or oil and gas properties of the Company or any of its Subsidiaries, except any such violations which individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

         Section 3.22 Investment Company. Neither the Company nor any of its Subsidiaries is an "investment company," a company "controlled" by an "investment company," or an "investment adviser" within the meaning of the Investment Company Act of 1940, as amended (the "Investment Company Act"), or the Investment Advisers Act of 1940, as amended (the "Advisers Act").

         Section 3.23 Rights Agreement. The Company has taken all action so that the entering into of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any Person under the Company Rights Agreement or enable or require the Company Rights to be exercised, distributed or triggered.

         Section 3.24 Recommendation of Company Board of Directors; Opinion of Financial Advisor.

               (a) The Company Board, at a meeting duly called and held, duly adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the stockholders of the Company, (ii) approving this Agreement and the transactions contemplated hereby, (iii) resolving to recommend adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby by the stockholders of the Company and (iv) directing that the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby be submitted to the Company's stockholders for consideration in accordance with this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

               (b) The Company has received an opinion of Petrie Parkman & Co., Inc. ("Petrie Parkman") to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of shares of Company Common Stock (other than Parent, Purchaser or the Company) in the Merger is fair, from a financial point of view, to such holders, a signed copy of which has been, or will promptly be, delivered to Parent. The Company has received the approval of Petrie Parkman to permit the inclusion of a copy of its written opinion in its entirety in the Proxy Statement, subject to Petrie Parkman's review of the Proxy Statement.

         Section 3.25 Required Vote by Company Stockholders. The affirmative vote of the holders of a majority of the outstanding Shares entitled to vote hereon (the "Company Required Vote") is the only vote of any class of capital stock of the Company required by the DGCL or the certificate of incorporation or the bylaws of the Company to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

         Section 3.26 Brokers. Except for Petrie Parkman, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries, that is or will be payable by the Company or any of its Subsidiaries. The Company is solely responsible for the fees and expenses of Petrie Parkman as and to the extent set forth in the engagement letter dated as of September 14, 2004. The Company has previously delivered to Parent a true and correct copy of such engagement letter.

         Section 3.27 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.

                                  ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

         Except as set forth in the disclosure letter delivered by Parent to the Company at or prior to the execution and delivery of this Agreement (the "Parent Disclosure Letter") (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent), Parent and Purchaser, jointly and severally, represent and warrant to the Company as follows:

         Section 4.1 Organization.

               (a) Each of Parent, Purchaser and their respective Subsidiaries is a corporation or other entity duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or other power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted.

               (b) Each of Parent, Purchaser and their respective Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification or licensing is required, except where the failure to be so qualified or licensed individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent.

               (c) Each of Parent and Purchaser has previously delivered to the Company a complete and correct copy of each of its certificate of incorporation and bylaws in each case as amended (if so amended) to the date of this Agreement, and has made available the certificate of incorporation, bylaws or other organizational documents of each of its Subsidiaries, in each case as amended (if so amended) to the date of this Agreement. Neither Parent, Purchaser nor any of their respective Subsidiaries is in violation of its certificate of incorporation, bylaws or similar governing documents.

               (d) Section 4.1(d) of the Parent Disclosure Letter sets forth a true and correct list of all of the Subsidiaries of Parent and Purchaser and their respective jurisdictions of incorporation or organization. The respective certificates or articles of incorporation and bylaws or other organizational documents of the Subsidiaries of Parent and Purchaser do not contain any provision limiting or otherwise restricting the ability of Parent or Purchaser to control any of their respective Subsidiaries in any material respect.

         Section 4.2 Capitalization.

               (a) As of the date of this Agreement, the authorized capital stock of Parent consists of 100,000,000 shares of common stock, par value $3.33 1/3 per share (the "Parent Common Stock"), 4,000,000 shares of preferred stock, par value $1.00 per share (the "Parent Preferred Stock"), 630,000 shares of which have been designated Series A junior participating preferred stock and 125,000 shares of which have been designated Series B mandatorily convertible preferred stock. As of November 30, 2004, (i) 58,980,650 shares of Parent Common Stock were issued and outstanding, (ii) 3,549,976 shares of Parent Common Stock were issued and held in the treasury of Parent, (iii) no shares of Parent Preferred Stock were issued and outstanding, and (iv) 5,610,347 shares of Parent Common Stock were reserved for issuance upon exercise of options under the 1988 Non-Employee Director Stock Option Plan, as amended, and the 1992 Stock Option and Restricted Stock Plan, as amended (the "Parent Stock Options"). Neither Parent nor any of its Subsidiaries directly or indirectly owns any shares of Company Common Stock. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of Parent may vote are issued or outstanding. All the issued and outstanding shares of Parent's capital stock are, and all shares which may be issued or granted pursuant to the exercise of the Parent Stock Options will be, when issued or granted in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to ownership thereof. Except as set forth above, there are no existing (x) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, agreements, claims or commitments of any character obligating Parent or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in Parent or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (y) contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of Parent or any of its Subsidiaries or any such securities or agreements listed in clause (x) of this sentence, or (z) voting trusts or similar agreements to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock of Parent or any of its Subsidiaries. At the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, preemptive rights, subscriptions, or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character by which Parent or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of Parent or any of its Subsidiaries or securities convertible into or exchangeable for such shares or any other such securities or agreements.

               (b) All of the issued and outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of Parent's Subsidiaries are beneficially owned, directly or indirectly, by Parent free and clear of any Lien, other than statutory Liens for Taxes not yet due and payable and such restrictions as may exist under applicable Law, and all such shares or other ownership interests have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

         Section 4.3 Authorization; Validity of Agreement. Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by the respective Board of Directors of Parent and Purchaser. Except for the Required Parent Vote, no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and Purchaser enforceable against it in accordance with its terms, except as such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and
(ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         Section 4.4 No Violations; Consents and Approvals.

               (a) Neither the execution, delivery and performance of this Agreement by Parent and Purchaser nor the consummation by Parent and Purchaser of the Merger or any other transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or the bylaws of Parent or Purchaser, or the certificate of incorporation, bylaws or similar governing documents of any of Parent's or Purchaser's respective Subsidiaries, (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or Purchaser or any of their respective Subsidiaries under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, collective bargaining agreement, agreement or other legally binding instrument or obligation to which Parent or Purchaser or any of their respective Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound, or (iii) conflict with or violate any Laws applicable to Parent or Purchaser, any of their respective Subsidiaries or any of their respective properties or assets; except in the case of clause (ii), for such conflicts, violations, breaches, defaults or Liens which individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent.

               (b) No material filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Entity or any other Person is required in connection with the execution, delivery and performance of this Agreement by Parent and Purchaser or the consummation by Parent and Purchaser of the Merger or any other transactions contemplated hereby, except for (i) the filing with the SEC of the Proxy Statement in definitive form relating to the meetings of the Company's and Parent's stockholders to be held in connection with this Agreement and the transactions contemplated hereby, and the filing and declaration of effectiveness of the S-4 in which the Proxy Statement will be included as a prospectus, (ii) the adoption of the Parent Proposal by the Required Parent Vote, (iii) such filings, authorizations or approvals as may be required under
(A) the HSR Act or (B) any other Competition Laws, rules or regulations, (iv) the filing of the Certificate of Merger with the Secretary of State and (v) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (x) as are customarily made or obtained in connection with the transfer of interests in or change of control of ownership of oil and gas properties and (y) the failure of which to be obtained or made, individually or in the aggregate, has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent.

         Section 4.5 SEC Reports and Financial Statements.

               (a) Parent has timely filed with the SEC all forms and other documents (including exhibits and other information incorporated therein) required to be filed by it since January 1, 2001 (such documents, the "Parent SEC Documents"), including (i) its Annual Reports on Form 10-K for the years ended December 31, 2001, December 31, 2002 and December 31, 2003, respectively,
(ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2004, (iii) all proxy statements relating to meetings of stockholders of Parent since January 1, 2001 (in the form mailed to stockholders), and (iv) all other forms, reports and registration statements required to be filed by Parent with the SEC since January 1, 2001. As of their respective dates, the Parent SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and SOX, as the case may be.

               (b) The December 31, 2003 consolidated balance sheet of Parent and the related consolidated statements of income, changes in stockholders' equity and cash flows (including, in each case, the related notes, where applicable), as reported in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC under the Exchange Act, and the unaudited consolidated balance sheets of Parent and its Subsidiaries (including the related notes, where applicable) as of September 30, 2004 and the related
(i) unaudited consolidated statements of income for the three and nine-month periods then ended and (ii) unaudited consolidated statements of cash flows and changes in stockholders' equity for the nine-month periods then ended (in each case including the related notes, where applicable), as reported in Parent's Quarterly Report on Form 10-Q for the period ended September 30, 2004 filed with the SEC under the Exchange Act, fairly present, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will fairly present (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the consolidated financial position and the results of the consolidated operations, cash flows and changes in stockholders' equity of Parent and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP is an independent public accounting firm with respect to Parent and has not resigned or been dismissed as independent public accountants of Parent.

         Section 4.6 Absence of Certain Changes.

               (a) Except as disclosed in the Parent SEC Documents filed by Parent with the SEC prior to the date of this Agreement (the "Specified Parent SEC Documents"), to the extent that it is reasonably apparent that the disclosure in the Specified Parent SEC Documents is responsive to the matters set forth in this Section 4.6(a), since September 30, 2004, (i) Parent and its Subsidiaries have conducted their respective operations only in the ordinary course consistent with past practice and (ii) there has not occurred or continued to exist any event, change, occurrence, effect, fact, circumstance or condition which, individually or in the aggregate, has had, or would be reasonably likely to have or result in, a Material Adverse Effect on Parent.

               (b) Except as disclosed in the Specified Parent SEC Documents, to the extent that it is reasonably apparent that the disclosure in the Specified Parent SEC Documents is responsive to the matters set forth in this
Section 4.6(b), since September 30, 2004 to the date of this Agreement, neither Parent nor any of its Subsidiaries has (i) except as required pursuant to the terms of the Parent Plans as in effect on September 30, 2004 or as required to comply with applicable Law, (A) increased or agreed to increase the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of September 30, 2004, other than increases in wages, salaries and other cash compensation in the ordinary course of business consistent with past practice, (B) granted any severance or termination pay, (C) entered into or made any loans to any of its officers, directors or employees or made any change in its borrowing or lending arrangements for or on behalf of any of such Persons or (D) adopted or amended, or accelerated the payment or vesting of benefits under, any Parent Plan, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of the Parent's capital stock, other than regular quarterly cash dividends on the Parent Common Stock, (iii) effected or authorized any split, combination or reclassification of any of the Parent's capital stock or any issuance thereof or issued any other securities in respect of, in lieu of or in substitution for shares of the Parent's capital stock, except for issuances of Parent Common Stock upon the exercise of Parent Options, in each case in accordance with their terms at the time of exercise, (iv) changed in any material respect, or had knowledge of any reason that required any material change in, any accounting methods (or underlying assumptions), principles or practices of Parent or its Subsidiaries, including any material reserving, renewal or residual method, practice or policy, (v) made any material Tax election or settled or compromised any material income Tax liability, (vi) made any material change in the policies and procedures of Parent or its Subsidiaries in connection with trading activities, (vii) sold, leased, exchanged, transferred or otherwise disposed of any material Parent Asset other than in the ordinary course consistent with past practice, (viii) revalued, or had knowledge of any reason that required revaluing, any of the Parent Assets in any material respect, including writing down the value of any of the Parent Assets or writing off notes or accounts receivable, in each case in any material respect and other than in the ordinary course of business consistent with past practice, or (ix) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

         Section 4.7 Absence of Undisclosed Liabilities. Except as disclosed in the Specified Parent SEC Documents, to the extent that it is reasonably apparent that the disclosure in the Specified Parent SEC Documents is responsive to the matters set forth in this Section 4.7, neither Parent nor any of its Subsidiaries has any liabilities or obligations (accrued, contingent or otherwise), except for (i) liabilities that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, (ii) liabilities in respect of Litigation (which are the subject of Section 4.10), and (iii) liabilities under Environmental Laws (which are the subject of Section 4.14). Neither Parent nor any of its Subsidiaries is in default in respect of the terms and conditions of any indebtedness or other agreement which individually or in the aggregate has had, or would be reasonably likely to have or result in, a Material Adverse Effect on Parent.

         Section 4.8 Proxy Statement; Form S-4; Merger Documents. None of the information supplied or to be supplied by Parent or Purchaser for inclusion or incorporation by reference in (a) the S-4 at the time the S-4 becomes effective under the Securities Act or (b) the Proxy Statement (and any amendment thereof or supplement thereto) at the date(s) mailed to the stockholders of the Company and Parent, at the time of the Company Special Meeting, at the time of the Parent Stockholders' Meeting and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the S-4 will comply in all material respects with the provisions of the Exchange Act, except that no representation is made by Parent or Purchaser with respect to statements made in the Proxy Statement based on information supplied to Parent or Purchaser by the Company for inclusion in the Proxy Statement or the S-4.

         Section 4.9 Parent Employee Benefit Plans; ERISA.

               (a) Section 4.9(a) of the Parent Disclosure Letter contains a complete and correct list as of the date of this Agreement of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, severance, termination, change in control, retention, employment, hospitalization or other medical, life or other insurance, disability, other welfare, supplemental unemployment, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other director or employee compensation or benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to by Parent, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Parent ERISA Affiliate"), that together with Parent or any of its Subsidiaries would be deemed a "single employer" within the meaning of
Section 4001(b) of ERISA, or to which Parent or a Parent ERISA Affiliate is party, whether written or oral, for the benefit of any current or former officer, employee or director of Parent, any of its Subsidiaries or any Parent ERISA Affiliate (the "Parent Plans").

               (b) With respect to each Parent Plan, Parent has heretofore delivered to the Company complete and correct copies of each of the following documents (including all amendments to such documents), as applicable:

                    (i) the Parent Plan or a written description of any Parent Plan not in writing;

                    (ii) a copy of the most recent annual report or Internal Revenue Service Form 5500 Series, including all related reports required therewith;

                    (iii) a copy of the most recent Summary Parent Plan Description ("Parent SPD"), together with all Summaries of Material Modification issued with respect to such Parent SPD and all other material employee communications relating to each Parent Plan distributed by Parent or any of its Subsidiaries from December 31, 2003 to the date of this Agreement;

                    (iv) if the Parent Plan or any obligations thereunder are funded through a trust or any other funding vehicle or through insurance, the trust or other funding agreement and the latest financial statements thereof or evidence of insurance coverage thereof;

                    (v) all contracts relating to the Parent Plan with respect to which Parent or any Parent ERISA Affiliate may have any material liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements;

                    (vi) if the Parent Plan is intended to qualify under
     Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service; and

                    (vii) all material communications between Parent or any Parent ERISA Affiliate and any Governmental Entity.

               (c) No Parent Plan in effect as of the date hereof is subject to Title IV or Section 302 of ERISA. No liability under Title IV or Section 302 of ERISA has been incurred by Parent or any Parent ERISA Affiliate that has not been satisfied in full, and no condition exists that would be reasonably likely to result in Parent or any Parent ERISA Affiliate incurring any such liability, other than liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due). Insofar as the representation made in this Section 4.9(c) applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, such representation is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which Parent or any Parent ERISA Affiliate made, or was required to make, contributions during the five-year period ending on the last day of the most recent plan year ended prior to the Closing Date.

               (d) None of Parent, any Parent ERISA Affiliate, any of the Parent Plans, any trust created thereunder and, to the knowledge of Parent, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action with respect to a Parent Plan in connection with which Parent, any of its Subsidiaries or any Parent ERISA Affiliate would be reasonably likely to be subject to a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

               (e) All contributions required to be made by Parent and its Subsidiaries with respect to any Parent Plan on or prior to the Closing Date have been timely made or are reflected on the consolidated balance sheet of Parent dated as of September 30, 2004 contained in the Specified Parent SEC Documents. Since September 30, 2004, there has been no amendment to, written interpretation of or announcement (whether or not written) by Parent or any Parent ERISA Affiliate relating to, or change in the terms of employee participation or coverage under, any Parent Plan that would increase materially the expense of maintaining such Parent Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

               (f) Each of the Parent Plans has been operated and administered by Parent and its Subsidiaries in all material respects in accordance with applicable Laws, including ERISA and the Code.

               (g) With respect to each of the Parent Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code, Parent has received a currently effective determination letter from the IRS stating that it is so qualified, such letter has not been revoked, and, to the knowledge of Parent, no event has occurred that would be reasonably likely to affect such qualified status. No fund established under a Parent Plan is intended to satisfy the requirements of Section 501(c)(9) of the Code.

               (h) No amounts payable under the Parent Plans as a result of the transactions contemplated hereby will fail to be deductible for federal income Tax purposes by virtue of Sections 280G or 162(m) of the Code.

               (i) No Parent Plan provides death, medical, hospitalization or similar benefits (whether or not insured) with respect to any current or former employee of Parent, its Subsidiaries or any Parent ERISA Affiliate after retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof).

               (j) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer or director of Parent, any of its Subsidiaries or any Parent ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment under any Parent Plan, or
(ii) accelerate the time of payment or vesting of, increase the amount of or otherwise enhance any benefit due any such employee, officer or director under any Parent Plan.

               (k) To the knowledge of Parent, neither Parent nor any Subsidiary has contributed to a nonconforming group health plan (as defined in Section 5000(c) of the Code) and no Parent ERISA Affiliate or any of its Subsidiaries has incurred a Tax under Section 5000(a) of the Code which is or could become a liability of Parent or any of its Subsidiaries.

               (l) There is no pending or, to the knowledge of Parent, threatened material Litigation by, on behalf of or against any Parent Plan by any participant (or beneficiary thereof) in such Parent Plan or otherwise involving such Parent Plan (other than routine claims for benefits).

         Section 4.10 Litigation; Compliance with Law.

               (a) Except as disclosed in the Specified Parent SEC Documents,
(i) there is no Litigation pending or, to the knowledge of Parent, threatened in writing against, relating to or naming as a party thereto Parent or any of its Subsidiaries, any of their respective properties or assets or any of Parent's officers or directors (in their capacities as such), (ii) there is no agreement, order, judgment, decree, injunction or award of any Governmental Entity against and/or binding upon Parent, any of its Subsidiaries or any of Parent's officers or directors (in their capacities as such) that, in the case of either clause (i) or (ii), individually or in the aggregate has had, or would be reasonably likely to have or result in, a Material Adverse Effect on Parent, and (iii) there is no Litigation that Parent or any of its Subsidiaries has pending against other parties, where such Litigation is intended to enforce or preserve material rights of Parent or any of its Subsidiaries.

               (b) Each of Parent and its Subsidiaries has complied, and is in compliance, in all material respects with all Laws and Permits which affect the respective businesses of Parent or any of its Subsidiaries, the Parent Real Property and/or the Parent Assets, and Parent and its Subsidiaries have not been and are not in violation in any material respect of any such Law or Permit; nor has any notice, charge, claim or action has been received by Parent or any of its Subsidiaries or been filed, commenced, or to the knowledge of Parent, threatened against Parent or any of its Subsidiaries alleging any violation of the foregoing.

               (c) Parent and its Subsidiaries hold all Permits necessary for the ownership, leasing, operation, occupancy and use of the Parent Real Property, the Parent Assets and the conduct of their respective businesses as currently conducted ("Parent Permits"), except where the failure to hold such Parent Permits individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has received notice that any Parent Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and Parent has no knowledge of any reasonable basis for any such termination, modification or nonrenewal, in each case except for any such terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent. The execution, delivery and performance of this Agreement and the consummation of the Merger or any other transactions contemplated hereby do not and will not violate any Parent Permit, or result in any termination, modification or nonrenewal thereof, except in each case for any such violations, terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent.

               (d) This Section 4.10 does not relate to matters with respect to
(i) Parent Plans, ERISA and other employee benefit matters (which are the subject of Section 4.9), (ii) Tax Laws and other Tax matters (which are the subject of Section 4.13), (iii) Environmental Laws and other environmental matters (which are the subject of Section 4.14), and (iv) labor matters (which are the subject of Section 4.17).

         Section 4.11 Intellectual Property.

               (a) Parent and its Subsidiaries own, or possess sufficient and legally enforceable licenses or other rights to use, any and all Technology and Intellectual Property necessary for the conduct of the business and operations of Parent and its Subsidiaries as currently conducted, free and clear of any Liens (except for any Permitted Liens).

               (b) To the knowledge of Parent, the conduct of the business of Parent and its Subsidiaries does not infringe, conflict with or otherwise violate in any material respect any Intellectual Property of any Person, and none of Parent or any of its Subsidiaries has received notice or has knowledge of any such material infringement, conflict or other violation.

         Section 4.12 Material Contracts.

               (a) Except as disclosed in the Specified Parent SEC Documents, to the extent that it is reasonably apparent that the disclosure in the Specified Parent SEC Documents is responsive to the matters set forth in this
Section 4.12(a), as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (ii) which materially restrains, limits or impedes Parent's or any of its Subsidiaries', or will materially restrain, limit or impede the Surviving Corporation's, ability to compete with or conduct any business or any line of business, including geographic limitations on Parent's or any of its Subsidiaries' or the Surviving Corporation's activities, (iii) which is a material production sharing agreement, joint venture or operating agreement, balancing agreement, farm-out or farm-in agreement, enhanced oil recovery agreement, unitization and pooling agreement or other similar contract or agreement relating to the exploration, development and production of oil and natural gas, (iv) which is a material take-or-pay agreement or other similar agreement that entitles purchasers of production to receive delivery of Hydrocarbons without paying therefor, or (v) which is otherwise material to Parent and its Subsidiaries taken as a whole. Each contract, arrangement, commitment or understanding of the type described in this Section 4.12(a), whether or not set forth in Section 4.12(a) of the Parent Disclosure Letter or disclosed in the Specified Parent SEC Documents, is referred to herein as a "Parent Material Contract." Parent has previously made available to the Company true, complete and correct copies of each Parent Material Contract.

               (b) (i) Each Parent Material Contract is valid and binding and in full force and effect, (ii) Parent and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Parent Material Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Material Contract and (iv) to the knowledge of Parent, no other party to such Parent Material Contract is in default in any respect thereunder, except in each case where there has not been, and would not be reasonably likely to be, individually or in the aggregate, a material adverse effect on the rights or remedies of Parent or its Subsidiaries under such Parent Material Contracts.

         Section 4.13 Taxes.

               (a) (i) All material Returns required to be filed by or with respect to Parent, its Subsidiaries and each Parent Consolidated Group have been timely filed in accordance with all applicable Laws and all such Returns are true, correct and complete in all material respects, (ii) Parent, its Subsidiaries and each Parent Consolidated Group have timely paid all material Taxes due or claimed to be due, (iii) all material Employment and Withholding Taxes and any other material amounts required to be withheld with respect to Taxes have been either duly and timely paid to the proper Governmental Entity or properly set aside in accounts for such purpose in accordance with applicable Laws, (iv) the charges, accruals and reserves for Taxes with respect to Parent, its Subsidiaries and each Parent Consolidated Group reflected in the balance sheet, dated as of December 31, 2003, included in Parent's Annual Report on Form 10-K for the term ended December 31, 2003 (the "Parent Balance Sheet") are adequate under GAAP, (v) no material deficiencies or other claims for any Taxes asserted or assessed, or, to the knowledge of Parent, proposed, against Parent or any of its Subsidiaries has not been resolved in all material respects, and (vi) there is no material Litigation pending or, to the knowledge of any of Parent or its Subsidiaries, threatened or scheduled to commence, against or with respect to Parent or any of its Subsidiaries in respect of any Tax or Return.

               (b) The statues of limitations for the federal income Tax Returns of Parent, its Subsidiaries and each Parent Consolidated Group have expired or otherwise have been closed for all taxable periods ending on or before December 31, 2000.

               (c) Since January 1, 2001, neither Parent nor any of its Subsidiaries has been a member of any "affiliated group" (as defined in Section 1504(a) of the Code) or has been included in any "consolidated," "unitary" or "combined" Return (other than Returns which include only Parent and any Subsidiaries of Parent) provided for under the Laws of the United States, any foreign jurisdiction or any state or locality and none of Parent nor any of its Subsidiaries has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision under any state, local or foreign law), or as a successor or transferee.

               (d) There are no Tax sharing, allocation, indemnification or similar agreements or arrangements, whether written or unwritten, in effect under which Parent or any of its Subsidiaries could be liable for any material Taxes of any Person other than Parent or any Subsidiary of Parent.

               (e) Neither Parent nor any of its Subsidiaries has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of a material amount of Taxes, nor is any request for such a waiver or extension pending.

               (f) There are no Liens for Taxes on any asset of Parent or its Subsidiaries, except for Permitted Liens.

               (g) Neither Parent nor any of its Subsidiaries is the subject of or bound by any material private letter ruling, technical advice memorandum, closing agreement or similar material ruling, memorandum or agreement with any taxing authority.

               (h) Neither Parent nor its Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any "reportable transactions," as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

               (i) Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under
Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, or (iii) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

               (j) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

               (k) Parent has made available to the Company correct and complete copies of (i) all U.S. federal income Tax Returns of Parent and its Subsidiaries relating to taxable periods ending on or after December 31, 2001, filed through the date hereof and (ii) any material audit report within the last four years relating to any material Taxes due from or with respect to Parent or any of its Subsidiaries.

               (l) No jurisdiction where Parent or any of its Subsidiaries does not file a Return has made a claim that Parent or any of its Subsidiaries is required to file a Return for a material amount of Taxes for such jurisdiction.

               (m) All of the transactions which Parent has accounted for as hedges under SFAS 133 have also been treated as hedging transactions for federal income Tax purposes pursuant to Treasury Regulation Section 1.1221-2 and have been properly identified as such under Treasury Regulation Section 1.1221-2(f).

         Section 4.14 Environmental Matters.

               (a) Except for such matters that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, Parent and its Subsidiaries have complied, and are in compliance, with all applicable Environmental Laws, which compliance includes the possession of all Permits required under applicable Environmental Laws and compliance with the terms and conditions thereof and the making and filing with all applicable Governmental Entities of all reports, forms and documents and the maintenance of all records required to be made, filed or maintained by it under any Environmental Law. Neither Parent nor any of its Subsidiaries has received any communication (written or, if oral, would be reasonably likely to result in a formal claim) from any Person, whether a Governmental Entity, citizens group, employee or otherwise, that alleges that Parent or any of its Subsidiaries is not in compliance in any material respect with Environmental Laws and that has not been resolved in all material respects.

               (b) Except for such matters that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, there are no Environmental Claims pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or, to the knowledge of Parent, against any Person whose liability for any Environmental Claim Parent or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

               (c) Except for such matters that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is subject to any liability or obligation (accrued, contingent or otherwise) to cleanup, correct, abate or to take any response, remedial or corrective action under or pursuant to any Environmental Laws, relating to (i) environmental conditions on, under, or about any of the properties or assets owned, leased, operated or used by Parent or any of its Subsidiaries or any predecessor thereto at the present time or in the past, including the air, soil, surface water and groundwater conditions at, on, under, from or near such properties, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous Substances, whether on-site at any Parent Real Property, or at any off-site location. Parent has provided or made available to the Company all material studies, assessments, reports, data, results of investigations or audits, analyses and test results, in the possession, custody or control of Parent or any of its Subsidiaries relating to (x) the environmental conditions on, under or about any of the properties or assets owned, leased, operated or used by any of Parent and its Subsidiaries or any predecessor in interest thereto at the present time or in the past and (y) any Hazardous Substances used, managed, handled, transported, treated, generated, stored or Released by any Person on, under, about or from, any of the properties, assets and businesses of Parent or any of its Subsidiaries.

               (d) Except for such matters that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, to the knowledge of Parent, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Hazardous Substance, that would be reasonably likely to form the basis of any Environmental Claim against Parent or any of its Subsidiaries or against any Person whose liability for such Environmental Claim Parent or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

               (e) Without in any way limiting the generality of the foregoing, there are no underground storage tanks located at any property currently owned, leased or operated by Parent or any of its Subsidiaries.

               (f) Neither Parent nor any of its Subsidiaries is required by virtue of the transactions contemplated by this Agreement, or as a condition to the effectiveness of any transactions contemplated by this Agreement, (i) to perform a site assessment for Hazardous Substances at any Parent Real Property or (ii) to remove or remediate any Hazardous Substances from any Parent Real Property.

         Section 4.15 Parent Real Property; Operating Equipment.

               (a) Section 4.15(a) of the Parent Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all Parent Owned Real Property setting forth information sufficient to specifically identify such Parent Owned Real Property and the legal owner thereof. Parent and its Subsidiaries have good, valid fee simple title to the Parent Owned Real Property, free and clear of any Liens other than Permitted Liens. Each Parent Lease grants the lessee under the Parent Lease the exclusive right to use and occupy the premises and rights demised thereunder free and clear of any Lien other than Permitted Liens. Each of Parent and its Subsidiaries has good and valid title to the leasehold estate or other interest created under its respective Parent Leases free and clear of any Liens other than Permitted Liens.

               (b) The Parent Real Property constitutes all the fee, leasehold and other interests in real property held by Parent and its Subsidiaries, other than the Parent Oil and Gas Properties. The use and operation of the Parent Real Property in the conduct of the business of Parent and its Subsidiaries does not violate any instrument of record or agreement affecting the Parent Real Property, except for such violations as individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent. No current use by Parent and its Subsidiaries of the Parent Real Property is dependent on a nonconforming use or other governmental approval.

               (c) All material operating equipment owned or leased by Parent or any of its Subsidiaries are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated.

         Section 4.16 Insurance. Section 4.16 of the Parent Disclosure
Letter contains a complete and correct list of all material insurance policies maintained by or on behalf of any of Parent and its Subsidiaries as of the date of this Agreement. Such policies are, and at the Closing policies or replacement policies having substantially similar coverages will be, in full force and effect, and all premiums due thereon have been or will be paid. Parent and its Subsidiaries have complied in all material respects with the terms and provisions of such policies. With respect to any material insurance claim submitted by Parent or any of its Subsidiaries since January 1, 2003, neither Parent nor any of its Subsidiaries has received any refusal of coverage, reservation of rights or other notice that the issuer of the applicable insurance policy or policies is not willing or able to perform its obligations thereunder.

         Section 4.17 Labor Matters.

               (a) Neither Parent nor any of its Subsidiaries is, or since January 1, 2000 has been, a party to or bound by a collective bargaining agreement or other similar agreement with any labor union or labor organization applicable to the employees of Parent or any of its Subsidiaries, and no such agreement is currently being negotiated. Since January 1, 2000, no representation election petition or application for certification has been filed by any employees of Parent or any of its Subsidiaries, nor is such a petition or application pending with the National Labor Relations Board or any Governmental Entity, and, to the knowledge of Parent, no labor union is currently engaged in or threatening, organizational efforts with respect to any employees of Parent or any of its Subsidiaries. Since January 1, 2000, no labor dispute, strike, slowdown, picketing, work stoppage, lockout or other collective labor action involving the employees of Parent or any of its Subsidiaries has occurred or is in progress or, to the knowledge of Parent, has been threatened against Parent or any of its Subsidiaries.

               (b) Except as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, each of Parent and its Subsidiaries is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, immigration and wages and hours, and is not engaged in any unfair or unlawful labor practice.

               (c) There is no material Litigation pending, or to the knowledge of Parent, threatened involving Parent or any of its Subsidiaries and any of their respective employees or former employees.

               (d) To the knowledge of Parent, since January 1, 2003, no employee of Parent or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any material applicable Law, in each case, by Parent, any of its Subsidiaries or any of their respective officers or directors.

               (e) Since January 1, 2001, neither Parent nor any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN
Act), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Parent or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Parent or any of its Subsidiaries; nor has Parent nor any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law or regulation similar to the WARN Act.

               (f) Section 4.17(f) of the Parent Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of the names of all directors and officers of Parent, together with the number of shares of Parent Common Stock owned beneficially or of record, or both, by such Person.

         Section 4.18 Affiliate Transactions. Section 4.18 of the Parent Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which Parent or any of its Subsidiaries, on the one hand, and any of their respective officers or directors (or any of their respective Affiliates, other than Parent or any of its direct or indirect wholly owned Subsidiaries) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect during the past 12 months, (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to Parent and its Subsidiaries, taken as a whole and
(c) are not Parent Plans.

         Section 4.19 Derivative Transactions and Hedging. Section 4.19 of the Parent Disclosure Letter contains a complete and correct list of all Derivative Transactions (including each outstanding Hydrocarbon or financial hedging position attributable to the Hydrocarbon production of Parent and its Subsidiaries) entered into by Parent or any of its Subsidiaries or for the account of any of its customers as of December 10, 2004. All such Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Parent and its Subsidiaries. Parent and each of its Subsidiaries have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of Parent, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests), or defaults or allegations or assertions of such by any party thereunder.

         Section 4.20 Disclosure Controls and Procedures. Since January
1, 2003, Parent and each of its Subsidiaries has had in place "disclosure controls and procedures" (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) designed and maintained to ensure in all material respects that
(a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principals and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management's general or specific authorization, (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (e) all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (f) all such information is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports. Parent's disclosure controls and procedures ensure that information required to be disclosed by Parent in the reports filed with the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. None of Parent's or its Subsidiaries' records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants. Parent has diligently completed in all material respects its SOX 404 Plan. As of the date of this Agreement, to the knowledge of Parent, (i) there is no reason that it will not be able, on a timely basis, to complete and include in Parent's Annual Report on Form 10-K for the year ending December 31, 2004, management's assessment of Parent's internal controls and procedures for financial reporting in accordance with Section 404 of SOX and (ii) there is no material weakness, significant deficiency or control deficiency, in each case as such term is defined in PCAOB Auditing Std. No. 2.

         Section 4.21 Oil and Gas.

               (a) Parent has furnished the Company prior to the date of this Agreement with summaries of International and Domestic Regional Reserve Estimates estimating Parent's and its Subsidiaries' proved oil and gas reserves as of December 31, 2003 (the "Parent Reserve Report"). The factual, non-interpretive data on which the Parent Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Parent Reserve Report was accurate in all material respects.

               (b) All operated producing oil and gas wells included in the Parent Reserve Report have been operated and produced and, to the knowledge of Parent, drilled, in accordance in all material respects with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable Law.

               (c) All material proceeds from the sale of Hydrocarbons produced from Parent Oil and Gas Properties are being received by Parent and its Subsidiaries in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business).

               (d) Neither Parent nor any of its Subsidiaries has received any material advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of Hydrocarbons without paying therefor, and, on a net, company-wide basis, Parent is neither underproduced nor overproduced, in either case, to any material extent, under gas balancing or similar arrangements.

               (e) Parent and its Subsidiaries have good and defensible title to all oil and gas properties forming the basis for the reserves reflected in the Parent Reserve Report as attributable to interests owned by Parent and its Subsidiaries and free and clear of all Liens, except for (i) Permitted Liens and (ii) Liens associated with obligations reflected in the Parent Reserve Report. The oil and gas leases and other agreements that provide Parent and its Subsidiaries with operating rights in the oil and gas properties reflected in the Parent Reserve Report are legal, valid and binding and in full force and effect, and the rentals, royalties and other payments due thereunder have been properly and timely paid and there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements, except, in each case, as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent.

               (f) No claim, notice or order from any Governmental Entity or other Person has been received by Parent or any of its Subsidiaries due to Hydrocarbon production in excess of allowables or similar violations that could result in curtailment of production after the Closing Date from any unit or oil and gas properties of Parent or any of its Subsidiaries, except any such violations which individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent.

         Section 4.22 Investment Company. Neither Parent nor any of its Subsidiaries, including Purchaser, is an "investment company," a company "controlled" by an "investment company," or an "investment adviser" within the meaning of the Investment Company Act, or the Advisers Act.

         Section 4.23 Interim Operations of Purchaser. Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated by this Agreement.

         Section 4.24 Financing. Parent has received a commitment letter from JPMorgan whereby such financial institutions have committed, upon the terms and subject to the conditions set forth therein, to provide debt financing in the amount of $1,300,000,000. Parent has delivered a complete and correct copy of the letter referred to in this Section 4.24 as in effect on the date hereof to the Company, and Parent will deliver to the Company correct and complete copies of the definitive agreements for the financing of the Merger (the "Commitment Letter")

         Section 4.25 Required Vote. The affirmative vote of the holders of a majority of votes cast at a meeting at which a majority of the outstanding shares of Parent Common Stock are present and voting (the "Required Parent Vote") is the only vote of the holders of any class or series of the capital stock of Parent necessary to authorize the issuance of Parent Common Stock pursuant to this Agreement under Rule 312.02 of the NYSE (the "Parent Proposal").

         Section 4.26 Recommendation of Parent Board of Directors; Opinion of Financial Advisor.

               (a) The Parent Board, at a meeting duly called and held, duly adopted resolutions (i) determining that this Agreement, the transactions contemplated hereby and the Parent Proposal are fair to, and in the best interests of, the stockholders of Parent, (ii) approving this Agreement, the transactions contemplated hereby and the Parent Proposal, (iii) resolving to recommend approval and adoption of the Parent Proposal to the stockholders of Parent and (iv) directing that the Parent Proposal be submitted to Parent's stockholders for consideration in accordance with this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

               (b) Parent has received an opinion of JPMorgan to the effect that, as of the date of this Agreement, the Merger Consideration to be paid by Parent in the Merger is fair, from a financial point of view, to Parent, a signed copy of which opinion has been, or will promptly be, delivered to the Company. Parent has received the approval of JPMorgan to permit the inclusion of a copy of its written opinion in its entirety in the Proxy Statement, subject to JPMorgan's review of the Proxy Statement.

         Section 4.27 Brokers. Except for JPMorgan, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries, that is or will be payable by Parent or any of its Subsidiaries. Parent is solely responsible for the fees and expenses of JPMorgan as and to the extent set forth in the engagement letter, dated as of November 30, 2004. Parent has previously delivered to the Company a true and correct copy of such engagement letter.

         Section 4.28 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Parent, Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Parent, Purchaser or any of their respective affiliates in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE V

                                   COVENANTS

         Section 5.1 Interim Operations of the Company.

         The Company covenants and agrees as to itself and its Subsidiaries that during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to
Section 7.1, except as (w) disclosed in Section 5.1 of the Company Disclosure Letter, (x) expressly contemplated or permitted by this Agreement, (y) required by applicable Law, or (z) agreed to in writing by Parent, after the date of this Agreement and prior to the Effective Time:

               (a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary course consistent with past practice, and the Company shall use its reasonable best efforts to preserve intact its business organization and goodwill and the business organization and goodwill of its Subsidiaries and keep available the services of their current officers and employees and preserve and maintain existing relations with customers, suppliers, officers, employees and creditors;

               (b) the Company shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new line of business, or (ii) incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures during calendar year 2004 other than capital expenditures and obligations or liabilities incurred or committed to in an amount not greater in the aggregate than, and during the same time period set forth in, the Company's current capital budget approved by the Company Board in February 2004 and October 2004, the amount of which has been furnished to Parent prior to the date of this Agreement, or (iii) incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures during calendar year 2005 other than capital expenditures and obligations or liabilities incurred or committed to in an amount not greater in the aggregate than, and during the same time period set forth in, the Company's total capital budget for calendar year 2005 approved by the Company Board in December 2004, which has been furnished to Parent prior to the date of this Agreement;

               (c) the Company shall not, nor shall it permit any of its Subsidiaries to, amend its certificate of incorporation or bylaws or similar organizational documents;

               (d) the Company shall not, nor shall it permit any of its Subsidiaries (other than direct or indirect wholly owned Subsidiaries) to, declare, set aside or pay any dividend (other than, in the case of the Company, regular quarterly dividends consistent with past practice and in no event exceeding $0.06 per share per quarter) or other distribution, whether payable in cash, stock or any other property or right, with respect to its capital stock;

               (e) the Company shall not, nor shall it permit any of its Subsidiaries to (i) adjust, split, combine or reclassify any capital stock or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities or agreements of the Company or any of its Subsidiaries, other than issuances (A) by the Company of Company Options and Company Common Stock to employees and directors of the Company in the ordinary course of the Company's annual compensation procedures, consistent with past practice and in accordance with Section 5.1(e)(i)(A) of the Company Disclosure Letter; (B) of Company Options to new hires or promoted employees in the ordinary course of business consistent with past practice and in accordance with Section 5.1(e)(i)(B) of the Company Disclosure Letter; (C) pursuant to the Company Warrants and the Company Options outstanding on the date of this Agreement or issued after the date of this Agreement in accordance with clauses (A) or (B) hereof or (D) pursuant to the Company Rights or Company Rights Agreement in effect on the date of this Agreement, or (ii) except as required pursuant to the terms of the Company Plans in effect on the date of this Agreement, redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities or agreements of the type described in clause (i) of this Section 5.1(e);

               (f) except as required pursuant to the terms of the Company Plans in effect on the date of this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, (i) grant any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any former or current director, officer or employee of the Company or any of its Subsidiaries, except for any such increases in the ordinary course of the Company's annual compensation procedures, consistent with past practice and in accordance with Section 5.1(f)(i) of the Company Disclosure Letter; (ii) adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any Company Plan (other than entry into employment agreements with new hires in the ordinary course of business consistent with past practice; provided that such employment agreement shall be terminable at will, without penalty (other than severance obligations that accrue under the Company's Amended and Restated Change in Control Plan as in effect on the date of this Agreement (the "CIC Plan")) to the Company or any of its Subsidiaries, or (iii) grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries (other than grants to new hires in the ordinary course consistent with past practice pursuant to the CIC Plan); (g) the Company shall not, nor shall it permit any of its Subsidiaries to, change its methods of accounting in effect as of the date of this Agreement, except in accordance with changes in GAAP as concurred to by the Company's independent auditors;

               (h) the Company shall not, nor shall it permit any of its Subsidiaries to (i) acquire any Person or other business organization, division or business by merger, consolidation, purchase of an equity interest or assets, or by any other manner, or (ii) other than in the ordinary course of business consistent with past practice or pursuant to agreements in effect on the date of this Agreement and set forth in Section 3.12 of the Company Disclosure Letter, acquire any assets;

               (i) other than the sale of inventory and Hydrocarbons in the ordinary course of business consistent with past practice or the sale of any assets pursuant to agreements in effect on the date of this Agreement and set forth in Section 3.12 of the Company Disclosure Letter, the Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any material Company Assets;

               (j) the Company shall not, nor shall it permit any of its Subsidiaries to, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien other than Permitted Liens, any of the Assets;

               (k) the Company shall not, nor shall it permit any of its Subsidiaries to, (i) except as set forth in clause (ii) below, pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge or satisfaction would require any payment except for the payment, discharge or satisfaction of liabilities or obligations in accordance with the terms of agreements in effect on the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case to which the Company or any of its Subsidiaries is bound and except for any payments, discharges or settlements that do not exceed $500,000 individually or $2,500,000 in the aggregate, or (ii) compromise, settle, grant any waiver or release relating to any Litigation, other than settlements or compromises of litigation where the amount paid or to be paid does not exceed $500,000 individually or $2,500,000 in the aggregate;

               (l) the Company shall not, nor shall it permit any of its Subsidiaries to, engage in any transaction with (except pursuant to agreements in effect at the time of this Agreement and set forth in Section 3.9(a) or 3.18 of the Company Disclosure Letter), or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's affiliates; provided, that for the avoidance of doubt, for purposes of this clause (l), the term "affiliates" shall not include any employees of the Company or any of its Subsidiaries, other than the directors and executive officers thereof;

               (m) the Company shall not, nor shall it permit any of its Subsidiaries to, make or change any material Tax election, amend any Return in any material respect or settle or compromise any material Tax liability;

               (n) the Company shall not, nor shall it permit any of its Subsidiaries to, take any action that would, or could reasonably be expected to, result in any of its representations and warranties set forth in this Agreement becoming untrue in a manner that would give rise to the failure of the closing condition set forth in Section 6.3(a);

               (o) the Company shall not, nor shall it permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger or with respect to an inactive wholly-owned Subsidiary of the Company) or any agreement relating to an Acquisition Proposal, except as provided for in
Section 5.3;

               (p) the Company shall not, nor shall it permit any of its Subsidiaries to, (i) incur or assume any long-term debt, or except in the ordinary course of business consistent with past practice and in no event exceeding $30,000,000 in the aggregate, incur or assume any short-term indebtedness, (ii) modify the terms of any indebtedness to increase the Company's obligations with respect thereto (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business consistent with past practice and in no event exceeding $500,000 in the aggregate, (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries of the Company, or by such Subsidiaries to the Company, or customary loans or advances to employees in accordance with past practice and in no event exceeding $500,000) in the aggregate, or (v) enter into any material commitment or transaction, except in the ordinary course of business consistent with past practice;

               (q) the Company shall not, nor shall it permit any of its Subsidiaries to, enter into any agreement, understanding or commitment that materially restrains, limits or impedes the Company's or any of its Subsidiaries' ability to compete with or conduct any business or line of business, including geographic limitations on the Company's or any of its Subsidiaries' activities;

               (r) except in the ordinary course of business consistent with past practice, the Company shall not, nor shall it permit any of its Subsidiaries to, modify or amend in any material respect, or terminate, any material contract to which it is a party or waive in any material respect or assign any of its material rights or claims;

               (s) the Company shall not, nor shall it permit any of its Subsidiaries to, fail to maintain in full force and effect the existing insurance policies covering the Company or its Subsidiaries or their respective properties, assets and businesses or comparable replacement policies, except to the extent such policies cease to be available on commercially reasonable terms; and

               (t) the Company shall not, nor shall it permit any of its Subsidiaries to, enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

Notwithstanding anything in this Section 5.1 to the contrary, the Company shall not, nor shall it permit any of its Subsidiaries to, enter into any transaction or take any other action that would be reasonably likely to have a material adverse impact on, or materially delay, the consummation of the transactions contemplated by this Agreement.

         Section 5.2 Interim Operations of Parent.

               Parent covenants and agrees as to itself and its Subsidiaries that during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to
Section 7.1, except as (w) disclosed in Section 5.2 of the Parent Disclosure Letter, (x) expressly contemplated or permitted by this Agreement, (y) required by applicable Law, or (z) agreed to in writing by the Company, after the date of this Agreement and prior to the Effective Time:

               (a) the business of Parent and its Subsidiaries shall be conducted only in the ordinary course consistent with past practice;

               (b) solely in the case of Parent and any non-wholly owned Subsidiary of Parent, Parent shall not (i) declare, set aside or pay any extraordinary or special dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to its capital stock; provided, however, that nothing contained herein shall prohibit Parent from increasing the quarterly cash dividend on Parent Common Stock, or (ii) engage in any spin-off or split-off without receiving fair consideration (determined in the good faith judgment of Parent);

               (c) Parent shall not, nor shall it permit any of its Subsidiaries to, change its methods of accounting in effect as of the date of this Agreement, except in accordance with changes in GAAP as concurred to by Parent's independent auditors;

               (d) Parent shall not, nor shall it permit any of its Subsidiaries to, take any action that would, or could reasonably be expected to, result in any of its representations and warranties set forth in this Agreement becoming untrue in a manner that would give rise to the failure of the closing condition set forth in Section 6.2(a);

               (e) solely in the case of Parent, Parent shall not amend its certificate of incorporation or bylaws or similar organizational documents in a manner that adversely affects the terms of the Parent Common Stock;

               (f) solely in the case of Parent, Parent shall not adopt or enter into a plan of complete or partial liquidation or dissolution;

               (g) Parent shall not, nor shall it permit any of its Subsidiaries to, enter into any new line of business, except as may reasonably relate to Parent's existing businesses; and

               (h) Parent shall not, nor shall it permit any of its Subsidiaries to, enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

Notwithstanding anything in this Section 5.2 to the contrary, Parent shall not, nor shall it permit any of its Subsidiaries to, enter into any transaction or take any other action (including any amendment of Parent's certificate of incorporation) that would be reasonably likely to have a material adverse impact on, or materially delay, the consummation of the transactions contemplated by this Agreement.

         Section 5.3 Acquisition Proposals.

               (a) The Company agrees that, except as expressly contemplated by this Agreement, neither it nor any of its Subsidiaries shall, and the Company shall, and shall cause its Subsidiaries to, cause their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives not to (i) directly or indirectly initiate, solicit, knowingly encourage or facilitate (including by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to any Person that has made an Acquisition Proposal or to any Person in contemplation of an Acquisition Proposal, or (iii) accept an Acquisition Proposal or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding,
(A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 5.3) or (B) requiring, intended to cause, or which could reasonably be expected to cause the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement (each an "Acquisition Agreement"). Any violation of the foregoing restrictions by any of the Company's Subsidiaries or by any representatives of the Company or any of its Subsidiaries, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company. Notwithstanding anything to the contrary in this Agreement, the Company and the Company Board may take any actions described in clause (ii) of this Section 5.3(a) with respect to a third party if at any time prior to obtaining the Company Required Vote (x) the Company receives a written Acquisition Proposal from such third party (and such Acquisition Proposal was not initiated, solicited, knowingly encouraged or facilitated by the Company or any of its Subsidiaries or any of their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives) and (y) such proposal constitutes, or the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that such proposal could reasonably be expected to lead to, a Superior Proposal, provided that the Company shall not deliver any information to such third party without entering into an Acceptable Confidentiality Agreement. Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board from taking and disclosing to the Company's stockholders a position with respect to an Acquisition Proposal pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Law.

               (b) Neither (i) the Company Board nor any committee thereof shall directly or indirectly (A) withdraw (or amend or modify in a manner adverse to Parent or Purchaser), or publicly propose to withdraw (or amend or modify in a manner adverse to Parent or Purchaser), the approval, recommendation or declaration of advisability by the Company Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as a "Company Adverse Recommendation Change") nor (ii) shall the Company or any of its Subsidiaries execute or enter into an Acquisition Agreement. Notwithstanding the foregoing, at any time prior to obtaining the Company Required Vote, and subject to the Company's compliance at all times with the provisions of this Section 5.3 and
Section 5.6, in response to a Superior Proposal, the Company Board may make a Company Adverse Recommendation Change; provided, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change in response to a Superior Proposal (X) until four Business Days after the Company provides written notice to Parent (a "Company Notice") advising Parent that the Company Board or a committee thereof has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, and identifying the Person or group making such Superior Proposal and (Y) if during such four Business Day period, Parent proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all financial, legal, and regulatory terms and conditions of such alternative transaction proposal) that such alternative transaction proposal is not at least as favorable to the Company and its stockholders from a financial point of view as the Superior Proposal (it being understood that any change in the financial or other material terms of a Superior Proposal shall require a new Company Notice and a new four Business Day period under this Section 5.3(b)).

               (c) Notwithstanding the first sentence of Section 5.3(b), at any time prior to obtaining the Company Required Vote, and subject to the Company's compliance at all times with the provisions of this Section 5.3 and Section 5.6, the Company Board may make a Company Adverse Recommendation Change described in clause (A) of the definition thereof if the Company Board (i) determines in good faith, after consultation with its outside legal counsel and any other advisor it chooses to consult, that the failure to make such Company Adverse Recommendation Change is inconsistent with its fiduciary duties to the stockholders of the Company, (ii) determines in good faith that the reasons for making such Company Adverse Recommendation Change are independent of any pending Acquisition Proposal and (iii) provides written notice to Parent (a "Company Notice of Change") advising Parent that the Company Board is contemplating making a Company Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that (x) the Company Board may not make such a Company Adverse Recommendation Change until the third Business Day after receipt by Parent of the Company Notice of Change and (y) during such three Business Day period, at the request of Parent, the Company shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the Company Board not to make such Company Adverse Recommendation Change consistent with its fiduciary duties.

               (d) Parent agrees that, except as expressly contemplated by this Agreement, neither it nor any of its Subsidiaries shall, and Parent shall, and shall cause its Subsidiaries to, cause their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives not to (i) directly or indirectly initiate, solicit, knowingly encourage or facilitate (including by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Parent or any of its Subsidiaries or afford access to the properties, books or records of Parent or any of its Subsidiaries to any Person that has made an Acquisition Proposal or to any Person in contemplation of an Acquisition Proposal, or (iii) accept an Acquisition Proposal or enter into any Acquisition Agreement. Any violation of the foregoing restrictions by any of Parent's Subsidiaries or by any representatives of Parent or any of its Subsidiaries, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of Parent or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by Parent. Notwithstanding anything to the contrary in this Agreement, Parent and the Parent Board may take any actions described in clause (ii) of this Section 5.3(d) with respect to a third party if at any time prior to obtaining the Required Parent Vote (x) Parent receives a written Acquisition Proposal from such third party (and such Acquisition Proposal was not initiated, solicited, knowingly encouraged or facilitated by Parent or any of its Subsidiaries or any of their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives) and (y) such proposal constitutes, or the Parent Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that such proposal could reasonably be expected to lead to, a Superior Proposal, provided that Parent shall not deliver any information to such third party without entering into an Acceptable Confidentiality Agreement. Nothing contained in this Section 5.3 shall prohibit Parent or the Parent Board from taking and disclosing to Parent's stockholders a position with respect to an Acquisition Proposal pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Law.

               (e) Neither (i) the Parent Board nor any committee thereof shall directly or indirectly (A) withdraw (or amend or modify in a manner adverse to the Company), or publicly propose to withdraw (or amend or modify in a manner adverse to the Company), the approval, recommendation or declaration of advisability by the Parent Board or any such committee thereof of this Agreement, the Merger, the other transactions contemplated by this Agreement or the Parent Proposal or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as a "Parent Adverse Recommendation Change") nor (ii) shall Parent or any of its Subsidiaries execute or enter into, any Acquisition Agreement. Notwithstanding the foregoing, at any time prior to obtaining the Required Parent Vote, and subject to Parent's compliance at all times with the provisions of this Section 5.3 and Section 5.6, in response to a Superior Proposal, the Parent Board may make a Parent Adverse Recommendation Change; provided, however, that Parent shall not be entitled to exercise its right to make a Parent Adverse Recommendation Change in response to a Superior Proposal (X) until four Business Days after Parent provides written notice to the Company (a "Parent Notice") advising the Company that the Parent Board or a committee thereof has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, and identifying the Person or group making such Superior Proposal and (Y) if during such four Business Day period, the Company proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the Parent Board determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all financial, legal, and regulatory terms and conditions of such alternative transaction proposal) that such alternative transaction proposal is not at least as favorable to Parent and its stockholders from a financial point of view as the Superior Proposal (it being understood that any change in the financial or other material terms of a Superior Proposal shall require a new Parent Notice and a new four Business Day period under this Section 5.3(e)).

               (f) Notwithstanding the first sentence of Section 5.3(e), at any time prior to obtaining the Required Parent Vote, and subject to Parent's compliance at all times with the provisions of this Section 5.3 and Section 5.6, the Parent Board may make a Parent Adverse Recommendation Change described in clause (A) of the definition thereof after the Parent Board (i) determines in good faith, after consultation with its outside legal counsel and any other advisor it chooses to consult, that the failure to make such Parent Adverse Recommendation Change is inconsistent with its fiduciary duties to the stockholders of Parent, (ii) determines in good faith that the reasons for making such Parent Adverse Recommendation Change are independent of any pending Acquisition Proposal and (iii) provides written notice to the Company (a "Parent Notice of Change") advising the Company that the Parent Board is contemplating making a Parent Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that (x) the Parent Board may not make such a Parent Adverse Recommendation Change until the third Business Day after receipt by the Company of the Parent Notice of Change and (y) during such three Business Day period, at the request of the Company, Parent shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the Parent Board not to make such Parent Adverse Recommendation Change consistent with its fiduciary duties.

               (g) The Parties agree that in addition to the obligations of the Company and Parent set forth in paragraphs (a) through (f) of this Section 5.3, as promptly as practicable after receipt thereof, the Company or Parent, as applicable, shall advise Parent or the Company, respectively, in writing of any request for information or any Acquisition Proposal received from any Person, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and the Company or Parent, as applicable, shall promptly provide to Parent or the Company, respectively, copies of any written materials received by the Company or Parent, as applicable, in connection with any of the foregoing, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. Each of the Company and Parent agrees that it shall simultaneously provide to the other any non-public information concerning itself or its Subsidiaries provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to the other. The Company and Parent shall keep Parent and the Company, respectively, fully informed of the status of any Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). Each of the Company and Parent agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party.

               (h) For purposes of this Agreement, with respect a party hereto, "Acquisition Proposal" shall mean any bona fide proposal, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that constitutes 10% or more of the net revenues, net income or the assets (based on the fair market value thereof) of such party and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 10% or more of any class of equity securities or capital stock of such Party or any of its Subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or Persons beneficially owning 10% or more of any class of equity securities of such party or any of its Subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement; provided, however, that for purposes of this Agreement, with respect to Parent, any transaction (or proposal with respect thereto) that is described in Section 5.2(a) of the Parent Disclosure Letter shall not constitute an Acquisition Proposal. The term "Superior Proposal" shall mean, with respect to a party hereto, any bona fide written Acquisition Proposal made by a third party to acquire (which term shall include a parent to parent merger or other business combination with a similar result), directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (A) 50% or more of the assets of such party and its Subsidiaries, taken as a whole, or (B) 50% or more of the equity securities of such party, in each case on terms which a majority of the board of directors of such party determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of the Acquisition Proposal and this Agreement, including any alternative transaction (including any modifications to the terms of this Agreement) proposed by any other party in response to such Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be superior to such party and its stockholders (in their capacity as stockholders) from a financial point of view as compared to the transactions contemplated hereby and to any alternative transaction (including any modifications to the terms of this Agreement) proposed by any other party hereto pursuant to this Section 5.3.

               (i) Immediately after the execution and delivery of this Agreement, each party hereto will, and will cause its Subsidiaries and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal. Each party agrees that it shall (i) take the necessary steps to promptly inform its officers, directors, investments bankers, attorneys, accountants, financial advisors, agents or other representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this Section 5.3 and (ii) request each Person who has heretofore executed a confidentiality agreement in connection with such Person's consideration of acquiring such party or any portion thereof to return or destroy (which destruction shall be certified in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on its behalf.

         Section 5.4 Access to Information and Properties.

               (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, afford to the authorized representatives of the other party, including officers, employees, accountants, counsel and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all of its properties, contracts, books, commitments, records, data and books and personnel and, during such period, it shall, and shall cause its Subsidiaries to, make available to the other parties all information concerning its business, properties and personnel as the other parties may reasonably request. No party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any Law or binding agreement entered into prior to the date of this Agreement. The Company and Parent will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

               (b) From the date of this Agreement until the Effective Time, each party and its authorized representatives, including engineers, advisors and consultants, lenders and financing sources, upon reasonable notice and in a manner that does not unreasonably interfere with the business of the applicable party or any of its Subsidiaries, may enter into and upon all or any portion of the real property owned or leased by the other party in order to investigate and assess, as such party reasonably deems necessary or appropriate, the environmental condition of such real property and the other assets or the businesses of such other party or any of its Subsidiaries (an "Investigation"). An Investigation may include a Phase I environmental site assessment, or similar investigation; provided, however, that an Investigation shall not include any sampling or testing of soil and/or ground or surface waters at, on or under any real property. Each party hereto shall, and shall cause each of its Subsidiaries to, cooperate with the other parties in conducting any such Investigation, facilitating further testing or evaluation as may be reasonably prudent with respect to matters identified in the investigation, allow any other party reasonable access to such party's and its Subsidiaries' respective businesses, real property and other assets, together with full permission to conduct any such Investigation, and provide to any other party all plans, soil or surface or ground water tests or reports, any environmental investigation results, reports or assessments previously or contemporaneously conducted or prepared by or on behalf of such party, its Subsidiaries, or any of their predecessors that are in the possession of such party or any of its Subsidiaries, and all information relating to environmental matters regarding such party's and its Subsidiaries' respective businesses, real property and other assets that are in the possession of such party or any of its Subsidiaries.

               (c) Parent and the Company will hold any information contemplated under Sections 5.4(a) and/or (b) above in accordance with the provisions of the confidentiality agreement between the Company and Parent, dated as of August 9, 2004 (the "Confidentiality Agreement"); provided, however, that each party's obligations under the Confidentiality Agreement shall terminate on the earlier of (i) the date provided therein or (ii) the Effective Time.

               (d) No investigation by Parent or the Company or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth in this Agreement.

         Section 5.5 Further Action; Reasonable Best Efforts.

               (a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including using reasonable best efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings, and to assist Parent and Purchaser in obtaining the Financing. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and will provide the other parties with copies of all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

               (b) Each of Parent, Purchaser and the Company shall use their respective reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any applicable Law. Without limiting the foregoing, the Company and Parent shall, as soon as practicable, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

               (c) Each party shall (i) take all actions necessary to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, Parent shall not be required to take any action to exempt any shareholder of the Company from any such Law.

               (d) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Surviving Corporation shall take or cause to be taken all such necessary action.

               (e) Each of the parties hereto shall use reasonable best efforts to prevent the entry of, and to cause to be discharged or vacated, any order or injunction of a Governmental Entity precluding, restraining, enjoining or prohibiting consummation of the Merger.

               (f) Notwithstanding the foregoing provisions of this Section 5.5, neither Parent nor Purchaser shall be required to accept, as a condition to obtaining any required approval or resolving any objection of any Governmental Entity, any requirement to divest or hold separate or in trust (or the imposition of any other condition or restriction with respect to) any of the respective businesses of Parent, Purchaser, the Company or any of their respective Subsidiaries, the Company Assets, the Parent Assets, the Company Real Property or the Parent Real Property.

         Section 5.6 Proxy Statement; Form S-4; Stockholders' Meeting.

               (a) As promptly as practicable after the execution of this Agreement, the Company and Parent shall cooperate in preparing and each shall cause to be filed with the SEC, in connection with the Merger, a joint proxy statement in preliminary form (together with any amendments or supplements thereto, the "Proxy Statement") and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus, and the parties shall file, if necessary, any other statement or schedule relating to this Agreement and the transactions contemplated hereby. Each of the Company, Parent and Purchaser shall use their respective reasonable best efforts to furnish the information required to be included by the SEC in the Proxy Statement, the S-4 and any such statement or schedule. Each of the Company and Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of the Company and Parent shall as promptly as practicable thereafter mail the Proxy Statement to its stockholders. Parent shall also use reasonable best efforts to obtain all necessary state securities Law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

               (b) If at any time prior to the Effective Time, any event or circumstance relating to the Company, Parent and Purchaser or any of their respective affiliates, or its or their respective officers or directors, should be discovered by the Company, Parent or Purchaser that should be set forth in an amendment to the S-4 or a supplement to the Proxy Statement, the Company, Parent or Purchaser shall promptly inform the other parties hereto thereof in writing. All documents that the Company or Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form in all material respects with applicable requirements of the Securities Act and the Exchange Act. The parties shall notify each other promptly of the time when the S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the S-4 or the Merger and (ii) all orders of the SEC relating to the S-4.

               (c) The Company, acting through the Company Board, shall, in accordance with its certificate of incorporation and bylaws and with applicable Law, promptly and duly call, give notice of, convene and hold, as soon as practicable following the date upon which the S-4 becomes effective for the purposes of voting upon the adoption of this Agreement and the approval of the consummation of the transactions contemplated by this Agreement, including the Merger, a special meeting of its stockholders for the sole purpose of considering and taking action upon this Agreement (such meeting, including any postponement or adjournment thereof, the "Company Special Meeting"), and shall use its reasonable best efforts to hold the Company Special Meeting no later than 45 days after such date. Except as otherwise provided in Section 5.3(b) or 5.3(c), the Company, acting through the Company Board, shall (i) recommend adoption of this Agreement and include in the Proxy Statement such recommendation and (ii) use its reasonable best efforts to solicit and obtain such adoption. Notwithstanding any Company Adverse Recommendation Change or the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal with respect to the Company or any of its Subsidiaries, or any other fact or circumstance, this Agreement shall be submitted to the stockholders of the Company at the Company Special Meeting for the purpose of adopting this Agreement, with such disclosures as shall be required by applicable Law. At any such Company Special Meeting following any such withdrawal, amendment or modification of the Company Board's recommendation of this Agreement, the Company may submit this Agreement to its stockholders without a recommendation or with a negative recommendation (although the approval of this Agreement by the Company Board may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation or negative recommendation to its stockholders in the Proxy Statement or an appropriate amendment or supplement thereto.

               (d) Parent, acting through the Parent Board, shall, in accordance with its certificate of incorporation and bylaws and with applicable Law, promptly and duly call, give notice of, convene and hold, as soon as practicable following the date upon which the S-4 becomes effective for the purposes of voting upon the Parent Proposal a special meeting of its stockholders (such meeting, including any postponements or adjournments thereof, the "Parent Stockholders' Meeting"), and shall use its reasonable best efforts to hold the Parent Stockholders' Meeting no later than 45 days after such date. Except as otherwise provided in Section 5.3(e) or 5.3(f), Parent, acting through the Parent Board, shall (i) recommend approval of the Parent Proposal and include in the Proxy Statement such recommendation and (ii) use its reasonable best efforts to solicit and obtain such approval. Notwithstanding any Parent Adverse Recommendation Change or the commencement, public proposal, public disclosure or communication to Parent of any Acquisition Proposal with respect to Parent or any of its Subsidiaries, or any other fact or circumstance, the Parent Proposal shall be submitted to the stockholders of Parent at the Parent Stockholders' Meeting for the purpose of approval of the Parent Proposal, with such disclosures as shall be required by applicable Law. At any such Parent Stockholders' Meeting following any such withdrawal, amendment or modification of the Parent Board's recommendation of the Parent Proposal, Parent may submit the Parent Proposal to its stockholders without a recommendation or with a negative recommendation (although the approval of the Parent Proposal by the Parent Board may not be rescinded or amended), in which event the Parent Board may communicate the basis for its lack of a recommendation or negative recommendation to its stockholders in the Proxy Statement or an appropriate amendment or supplement thereto.

         Section 5.7 Notification of Certain Matters. (a) The Company shall give prompt notice to Parent of any fact, event or circumstance as to which the Company obtains knowledge that would be reasonably likely to result in a failure of a condition set forth in Section 6.3(a) or 6.3(b). Parent and Purchaser shall give prompt notice to the Company of any fact, event or circumstance as to which Parent or Purchaser obtains knowledge that would be reasonably likely to result in a failure of a condition set forth in Section 6.2(a) or 6.2(b).

               (b) Immediately prior to Closing, the Company shall provide Parent with a complete list of the number of employee terminations (other than voluntary resignations and terminations for cause) for the 90-day period prior to Closing, by facility or geographic site of employment.

         Section 5.8 Directors' and Officers' Insurance and
Indemnification.

               (a) After the Effective Time, Parent shall (i) indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and any of its Subsidiaries in such capacities ("Indemnified Parties") to the fullest extent that the Company or any of its Subsidiaries would have been required to do so in accordance with the provisions of each indemnification or similar agreement between the Company or any of its Subsidiaries and any Indemnified Party, in each case against any losses, damages, expenses or liabilities resulting from any claim, liability, loss, damage, cost or expense, asserted against, or incurred by, an Indemnified Party that is based on the fact that such Indemnified Party is or was a director, officer, employee or agent of the Company or any of its Subsidiaries and arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time and (ii) take all necessary actions to ensure that Parent's director's and officer's liability insurance continues to cover each Company Director and each officer and director of the Company, in each case so long as they remain employed or retained by Parent or any affiliate of Parent (including the Surviving Corporation) as an officer or director and, to the extent Parent's current director's and officer's liability insurance policy covers consultants, as a consultant, on terms that are no less favorable as those enjoyed by Parent's other directors and officers.

               (b) Prior to the Closing, the Company shall purchase, and after the Effective Time the Surviving Corporation shall maintain, directors' and officers' liability insurance covering, for a period of six years after the Effective Time, the directors and officers of the Company and its Subsidiaries who are currently covered by the Company's existing directors' and officers' liability insurance with respect to claims arising from facts or events that occurred before the Effective Time, on terms and conditions no less favorable to such directors and officers than those in effect on the date of this Agreement; provided, however, that the aggregate annual premiums for such insurance at any time during such period shall not exceed 175% of the per annum rate of premium currently paid by the Company and its Subsidiaries for such insurance on the date of this Agreement. It is understood and agreed that in the event that such insurance cannot be obtained for 175% of the per annum rate of premium currently paid by the Company, Parent shall nonetheless be obligated to provide such directors' and officers' liability insurance as may be obtained for such sum.

         Section 5.9 Publicity. Neither the Company, Parent, Purchaser nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated by this Agreement without the prior consultation of the other party, except as may be required by Law or by any listing agreement with a national securities exchange if all reasonable best efforts have been made to consult with the other party.

         Section 5.10 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time.

         Section 5.11 Employee Benefits. (a) During the period from the
Closing Date until the six month anniversary thereof, Parent shall, or shall cause its Subsidiaries to, provide to each Person who is employed by the Company or any of its Subsidiaries immediately prior to the Effective Time (the "Continuing Employees") compensation (including base salary and incentive and bonus opportunities, but excluding equity-based compensation) and benefits (including vacation, paid time-off and severance) that are not materially less favorable in the aggregate than those provided to the Continuing Employees by the Company and its Subsidiaries immediately prior to the Effective Time.

               (b) The service of each Continuing Employee with the Company or its Subsidiaries (or any predecessor employer) prior to the Effective Time shall be treated as service with Parent and its Subsidiaries for purposes of each Parent Plan (including vacation, paid time-off and severance plans) in which such Continuing Employee is eligible to participate after the Effective Time, including for purposes of eligibility, vesting and benefit levels and accruals (other than defined benefit pension plan accruals).

               (c) Following the Effective Time, for purposes of each Parent Plan in which any Continuing Employee or his or her eligible dependents is eligible to participate after the Effective Time, Parent shall, or shall cause its Subsidiaries to, (i) waive any pre-existing condition, exclusion, actively-at-work requirement or waiting period to the extent such condition, exclusion, requirement or waiting period was satisfied or waived under the comparable Company Plan as of the Effective Time(or, if later, any applicable plan transaction date) and (ii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Effective Time for the plan year in which the Effective Time (or such transition date) occurs.

               (d) Parent shall, and shall cause its Subsidiaries to, honor, in accordance with its terms, each Company Plan and all obligations thereunder, including any rights or benefits arising as a result of the transactions contemplated hereby (either alone or in combination with any other event), and Parent hereby acknowledges that the consummation of the Merger constitutes a change of control or change in control, as the case may be, for all purposes under such Company Plans.

               (e) Notwithstanding anything herein to the contrary, prior to the Effective Time, the Company shall be entitled to amend and modify the Company's Amended and Restated Deferred Compensation Plan for Select Employees (the "Existing Deferred Compensation Plan") and the Company's 2005 Deferred Compensation Plan for Select Employees (together with the Existing Deferred Compensation Plan, the "Deferred Compensation Plans"), in each case, solely to the extent necessary to comply with Section 409A of the Code and any rules, regulations or other guidance promulgated thereunder by any Governmental Entity.

               (f) Following the Effective Time, (i) Parent shall not, and shall not permit any of its Subsidiaries or any of its or their respective officers or employees to, take any action (including the waiver of any term or condition of either Deferred Compensation Plan) that results, or would be reasonably likely to result, in the imposition of any Tax or interest penalty under Section 409A of the Code on any current or former participant in either Deferred Compensation Plan, including any "material modification" (within the meaning of Section 885(d)(2)(B) of the American Jobs Creation Act of 2004) of the Existing Deferred Compensation Plan with respect to amounts deferred in taxable years beginning before January 1, 2005, and (ii) Parent shall, and shall cause its Subsidiaries and its and their respective officers and employees to, take all actions (including any amendment or modification of either Deferred Compensation Plan) necessary to ensure that each Deferred Compensation Plan complies, by its terms and in its operation, with any rules, regulations or other guidance promulgated under Section 409A of the Code by any Governmental Entity after the date hereof; provided, however, that the foregoing provisions of clause (ii) shall not apply (A) in the event that there is no such action that could be taken that would ensure such compliance, in which case Parent shall so notify the participants in such Deferred Compensation Plan in order that they may have the opportunity to challenge such fact, or (B) to the extent that such action is necessary to cause such Deferred Compensation Plan to comply with Section 409A of the Code or any rule, regulation or other guidance promulgated thereunder by any Governmental Entity as in effect immediately prior to the Effective Time; provided, further, however, that Parent shall be entitled to amend or modify the New Deferred Compensation Plan to provide that (A) no additional amounts will be contributed to or deferred under the New Deferred Compensation Plan and (B) to the extent no Tax or interest penalty under Section 409A of the Code would be imposed on any participant therein, amounts previously contributed to or deferred under the New Deferred Compensation Plan will be distributed to the participants therein, in each case subject to the requirements of Section 5.11(a). Parent shall indemnify and hold harmless each current and former participant in either Deferred Compensation Plan on an after-Tax basis from any Tax or interest penalty imposed under Section 409A of the Code (or any successor or replacement provision thereto) to the extent imposed as a result of any failure of Parent, any of its Subsidiaries or any of its or their respective officers or employees to comply with of this Section 5.11(f), provided that Parent shall not be obligated to so indemnify and hold harmless any such participant with respect to any such Tax or interest penalty to the extent such Tax or interest penalty is imposed as a result of the refusal of such participant to give any consent or approval required to effect any action required to be taken pursuant to
Section 5.11(f)(ii).

               (g) Prior to the Closing Date, Parent and the Company, and their respective Boards of Directors, shall use their reasonable best efforts to take all actions to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act.

               (h) Nothing in this Agreement shall be construed as requiring Parent or any of its Affiliates to employ any Continuing Employee for any length of time following the Closing Date. Subject to Section 5.11(f), nothing in this Agreement, express or implied, shall be construed to prevent Parent or its Affiliates from (i) terminating, or modifying the terms of employment of, any Continuing Employee following the Closing Date or (ii) terminating or modifying to any extent any Company Plan or any other employee benefit plan, program, agreement or arrangement that Parent or its Affiliates may establish or maintain; provided, however, that to the extent that, and for so long as, a Continuing Employee remains employed by Parent or any of its Subsidiaries during the six month period following the Closing, the compensation and benefits payable to such employee during such period shall be subject to
Section 5.11(a).

               (i) Prior to the Effective Time, the Company shall amend the rabbi trust established in connection with the Existing Deferred Compensation Plan to provide that (x) as of the Effective Time, the shares of Parent Common Stock in such rabbi trust issued in exchange for shares of Company Common Stock pursuant to Section 1.6 will be subject to the claims of Parent's creditors, in addition to the claims of the Company's creditors, and (y) any shares of Parent Common Stock not transferred to the Surviving Corporation's employees will revert to Parent on termination of such rabbi trust.

               (j) The company shall take the actions set forth in Section 5.11(j) of the Company Disclosure Letter as soon as practicable after the date of this Agreement.

               (k) The parties hereby agree and acknowledge that Section 5.11(k) of the Company Disclosure Letter sets forth, with respect to each officer of the Company listed therein, the cash severance payments that would be due to such officer under the Company's Change in Control Plan (the "CIC") if such officer were terminated within one year after the Closing without "cause" (as defined in the CIC) or if such officer resigns within 30 days of a "Material Change" (as defined in the CIC) during such one-year period.

         Section 5.12 Appointment of Directors. Parent shall take all necessary corporate action to increase the size of the Board of Directors of Parent by two members and to appoint the Company Directors immediately following the Effective Time to fill the vacancy on the Board of Directors of Parent created by such increase. Parent, through the Parent Board and subject to the Parent Board's fiduciary duties to the stockholders of Parent, shall take all necessary action to recommend that the Company Directors be elected to the Parent Board in the proxy statement relating to the first annual meeting of the stockholders of Parent following the Closing.

         Section 5.13 Rights Agreement. The Company Board shall take such action as is necessary to render the Company Rights inapplicable to the Merger and the other transactions contemplated by this Agreement.

         Section 5.14 Certain Tax Matters.

               (a) Parent and the Company shall each use its reasonable best efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code and to obtain the Tax opinions set forth in Sections 6.2(d) and 6.3(d). This Agreement is intended to constitute a "plan of reorganization" within the meaning of Treas. Reg. Sec. 1.368-2(g).

               (b) Officers of Parent, Purchaser and the Company shall execute and deliver to Cravath, Tax counsel for the Company, and Skadden Arps, Tax counsel for Parent, certificates substantially in the form agreed to by the parties and such law firms at such time or times as may reasonably be requested by such law firms, including prior to the time the S-4 is declared effective by the SEC and the Effective Time, in connection with such Tax counsel's respective delivery of opinions pursuant to Sections 6.2(d) and 6.3(d). Each of Parent, Purchaser and the Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 5.14(b).

               (c) The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time. Each of Purchaser and the Company shall pay, without deduction from any amount payable to holders of Company Common Stock and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Entity, which becomes payable in connection with the Merger.

         Section 5.15 Hedging Activities. At least ten days prior to the date of the Company Special Meeting, Parent shall provide the Company with a list of specific Derivative Transactions to which the Company or any of its Subsidiaries is a party (the "Specified Derivative Transactions") that Parent intends for the Company and its Subsidiaries to unwind or terminate. Beginning on the first Business Day after the Company Special Meeting, the Company shall, or shall cause its Subsidiaries to, unwind or otherwise terminate, on terms reasonably acceptable to Parent, each Specified Derivative Transaction, such that (i) each Specified Derivative Transaction is unwound or terminated as promptly as reasonably practicable, but in any event prior to the end of the fifth Business Day after the Company Special Meeting and (ii) after such unwinding or termination, neither the Company nor any of its Subsidiaries, will have any further obligation in respect of such Specified Derivative Transaction; provided, that the Company shall not be required to take any of the foregoing actions unless each of Parent and Purchaser provides a written agreement and acknowledgement to the Company that all conditions to Closing set forth in Article VI have been satisfied or waived by Parent and Purchaser (other than the condition set forth in Section 6.3(b) with respect to actions taken or required to be taken by the Company under this Agreement after the Company Special Meeting). Notwithstanding the foregoing, the parties hereby agree and acknowledge that during the five Business Day period prior to the Company Special Meeting, the Company may, at its option, begin to unwind or otherwise terminate any Specified Derivative Transaction on terms reasonably acceptable to Parent.

         Section 5.16 SOX 404 Certification. The Company shall diligently pursue its SOX 404 Plan and shall complete and include in the Company's Annual Report on Form 10-K for the year ending December 31, 2004, management's assessment of the Company's internal controls and procedures for financial reporting in accordance with Section 404 of SOX.

                                  ARTICLE VI

                                   CONDITIONS

         Section 6.1 Conditions to Each Party's Obligation To Effect the
Merger.

               The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable
Law):

               (a) (i) This Agreement and the Merger shall have been adopted and approved by the Company Required Vote and (ii) the Parent Proposal shall have been approved and adopted by the Required Parent Vote;

               (b) No statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Entity of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the Merger or makes the Merger illegal;

               (c) Other than filing the Certificate of Merger in accordance with the DGCL, all authorizations, consents and approvals of all Governmental Entities required to be obtained prior to consummation of the Merger shall have been obtained, except for such authorizations, consents, and approvals the failure of which to be obtained individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on any party to this Agreement;

               (d) The S-4 shall have been declared effective, and no stop order suspending the effectiveness of the S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and

               (e) The shares of Parent Common Stock issuable to the stockholders of the Company in the Merger and to the holders of the Assumed Options and the Company Warrants shall have been authorized for listing on the NYSE, subject to official notice of issuance.

         Section 6.2 Conditions to the Obligation of the Company to Effect the Merger.

               The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

               (a) (i) The representations and warranties of each of Parent and Purchaser set forth in Sections 4.2, 4.3 and 4.5(a) shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) the representations and warranties of each of Parent and Purchaser set forth in this Agreement (other than the representations and warranties set forth in Sections 4.2, 4.3 and 4.5(a)) shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent by each of two senior executive officers of Parent to the foregoing effect;

               (b) Each of Parent and Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement, and the Company shall have received a certificate signed on behalf of each of Parent and Purchaser by the Chief Executive Officer of each of Parent and Purchaser to such effect;

               (c) There shall not be pending any suit, action or proceeding by any Governmental Entity seeking to restrain, preclude, enjoin or prohibit the Merger or any of the other transactions contemplated by this Agreement; and

               (d) The Company shall have received the opinion of Cravath, Swaine & Moore LLP ("Cravath"), counsel to the Company, in form and substance reasonably satisfactory to the Company, on the date on which the Form S-4 is filed and on the Closing Date, in each case dated as of such respective date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Purchaser and the Company, all of which are consistent with the state of facts existing as of the date on which the Form S-4 is filed and the Effective Time, as applicable, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company, Parent and Purchaser will each be a "party to the reorganization" within the meaning of Section 368 of the Code. In rendering the opinion described in this Section 6.2(d), Cravath shall have received and may rely upon the certificates and representations referred to in Section 5.14(b).

         Section 6.3 Conditions to Obligations of Parent and Purchaser to Effect the Merger.

               The obligations of Parent and Purchaser to effect the Merger are further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

               (a) (i) The representations and warranties of the Company set forth in Sections 3.2, 3.3 and 3.5(a) shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) the representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in Sections 3.2, 3.3 and 3.5(a)) shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by each of two senior executive officers of the Company to the foregoing effect;

               (b) The Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer to such effect;

               (c) There shall not be pending any suit, action or proceeding by any Governmental Entity seeking to (i) prohibit or limit in any material respect the ownership or operation by the Company, Parent, Purchaser or any of their respective affiliates of a substantial portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or to require any such Person to dispose of or hold separate any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement or
(ii) restrain, preclude, enjoin or prohibit the Merger or any of the other transactions contemplated by this Agreement;

               (d) Parent shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps"), counsel to Parent, in form and substance reasonably satisfactory to Parent, on the date on which the Form S-4 is filed and on the Closing Date, in each case dated as of such respective date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Purchaser and the Company, all of which are consistent with the state of facts existing as of the date on which the Form S-4 is filed or the Effective Time, as applicable, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company, Parent and Purchaser will each be a "party to the reorganization" within the meaning of Section 368 of the Code. In rendering the opinion described in this Section 6.3(d), Skadden Arps shall have received and may rely upon the certificates and representations referred to in Section 5.14(b);

               (e) The number of Dissenting Shares shall not exceed 15% of the outstanding shares of Company Common Stock; and

               (f) All material consents and approvals of any Person that the Company or any of its Subsidiaries are required to obtain in connection with the consummation of the Merger, including consents and approvals from parties to loans, contracts, leases or other agreements, shall have been obtained, and a copy of each such consent and approval shall have been provided to Parent at or prior to the Closing, except for such consents and approvals the failure of which to be obtained individually or in the aggregate would not be reasonably likely to have or result in a Material Adverse Effect on the Company.

                                  ARTICLE VII

                                  TERMINATION

         Section 7.1 Termination.

               Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

               (a) By the mutual consent of Parent and the Company in a written instrument.

               (b) By either the Company or Parent upon written notice to the other, if:

                    (i) the Merger shall not have been consummated on or before August 31, 2005 (the "Termination Date"); provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

                    (ii) any Governmental Entity shall have issued a statute, rule, order, decree or regulation or taken any other action (which statute, rule, order, decree, regulation or other action the parties hereto shall have used their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable (provided that the terminating party is not then in breach of Section 5.5);

                    (iii) the stockholders of the Company fail to adopt this Agreement by the Company Required Vote at the Company Special Meeting; provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(b)(iii) if it has breached any of its obligations under Section 5.3 or Section 5.6;

                    (iv) there shall have been a material breach of or any inaccuracy in any of the representations or warranties set forth in this Agreement on the part of any of the other parties, which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(iv) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 6.3(a) (in the case of a breach of representation or warranty by the Company) or Section 6.2(a) (in the case of a breach of representation or warranty by Parent or Purchaser);

                    (v) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any of the other parties, which breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); or

                    (vi) the Parent Proposal shall not have been approved and adopted by the Required Parent Vote at the Parent Stockholders' Meeting; provided that Parent shall not be entitled to terminate this Agreement pursuant to this Section 7.1(b)(vi) if it has breached any of its obligations under Section 5.3 or 5.6.

               (c) By Parent, upon written notice to the Company, if prior to obtaining the Company Required Vote (i) the Company, or the Company Board, as the case may be, shall have (A) entered into any Acquisition Agreement or (B) approved or recommended, or, in the case of a committee, proposed to the Company Board, to approve or recommend, any Acquisition Proposal, (ii) the Company or the Company Board or any committee thereof shall have resolved to do any of the foregoing, (iii) a Company Adverse Recommendation Change shall have occurred in response to a Superior Proposal or the Company Board or any committee thereof shall have resolved to make such Company Adverse Recommendation Change or (iv) a Company Adverse Recommendation Change shall have occurred for any reason other than a Superior Proposal or the Company Board or any committee thereof shall have resolved to make such Company Adverse Recommendation Change.

               (d) By the Company, upon written notice to Parent, if prior to obtaining the Required Parent Vote (i) Parent, or the Parent Board, as the case may be, shall have (A) entered into any Acquisition Agreement or (B) approved or recommended, or, in the case of a committee, proposed to the Parent Board, to approve or recommend, any Acquisition Proposal, (ii) Parent or the Parent Board or any committee thereof shall have resolved to do any of the foregoing,
(iii) a Parent Adverse Recommendation Change shall have occurred in response to a Superior Proposal or the Parent Board or any committee thereof shall have resolved to make such Parent Adverse Recommendation Change or (iv) a Parent Adverse Recommendation Change shall have occurred for any reason other than a Superior Proposal or the Parent Board or any committee thereof shall have resolved to make such Parent Adverse Recommendation Change.

         Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and except as provided in this Section 7.2, this Agreement shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of Parent, Purchaser or the Company, except as set forth in Section 8.1 of this Agreement and except with respect to the requirement to comply with the Confidentiality Agreement; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

                                 ARTICLE VIII

                                 MISCELLANEOUS

         Section 8.1 Fees and Expenses.

               (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as provided in Sections 8.1(d) and 8.1(e).

               (b) If this Agreement is terminated by Parent pursuant to
Section 7.1(c)(iii), then the Company shall pay to Parent in immediately available funds a termination fee in an amount equal to U.S.$100 million (the "Termination Fee").

               (c) If this Agreement is terminated by the Company pursuant to
Section 7.1(d)(iii), then Parent shall pay to the Company the Termination Fee in immediately available funds.

               (d) If this Agreement is terminated by Parent pursuant to
Section 7.1(c)(iv) and prior to such termination no Acquisition Proposal with respect to the Company has been proposed by any Person (other than Parent and Purchaser or any of their respective affiliates) and no Person has publicly announced its intention (whether or not conditional) to make such Acquisition Proposal and such Acquisition Proposal and such intention has not otherwise become publicly known to the Company's stockholders generally, then the Company shall pay to Parent the Expenses Payment in immediately available funds.

               (e) If this Agreement is terminated by the Company pursuant to
Section 7.1(d)(iv) and prior to such termination no Acquisition Proposal with respect to Parent has been proposed by any Person and no Person has publicly announced its intention (whether or not conditional) to make such Acquisition Proposal and such Acquisition Proposal and such intention has not otherwise become publicly known to Parent's stockholders generally, then Parent shall pay to the Company the Expenses Payment in immediately available funds.

               (f) In the event that (i) an Acquisition Proposal with respect to the Company has been proposed by any Person (other than Parent and Purchaser or any of their respective affiliates) or any Person has publicly announced its intention (whether or not conditional) to make such Acquisition Proposal or such Acquisition Proposal or such intention has otherwise become publicly known to the Company's stockholders generally, (ii) thereafter this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(b)(i) or 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i), (ii) or (iv) and (iii) within 12 months after the termination of this Agreement, the Company or any of its Subsidiaries enters into any definitive agreement providing for an Acquisition Proposal, or an Acquisition Proposal with respect to the Company or any of its Subsidiaries is consummated, then the Company shall pay to Parent the Termination Fee in immediately available funds.

               (g) In the event that (i) an Acquisition Proposal with respect to Parent has been proposed by any Person or any Person has publicly announced its intention (whether or not conditional) to make such Acquisition Proposal or such Acquisition Proposal or such intention has otherwise become publicly known to Parent's stockholders generally, (ii) thereafter this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(b)(i) or 7.1(b)(vi) or by the Company pursuant to Section 7.1(d)(i), (ii) or (iv) and
(iii) within 12 months after the termination of this Agreement, Parent or any of its Subsidiaries enters into any definitive agreement providing for an Acquisition Proposal, or an Acquisition Proposal with respect to Parent or any of its Subsidiaries is consummated, then Parent shall pay to the Company the Termination Fee in immediately available funds.

               (h) If (i) this Agreement is terminated by Parent pursuant to
Section 7.1(c)(iv) within three Business Days of notification by the Company to Parent of the Company Adverse Recommendation Change (or the resolution to make a Company Adverse Recommendation Change) giving rise to such termination and
(ii) within three Business Days of such termination (the "Hedge Termination Period") Parent terminates some or all of the hedging transactions entered into by Parent prior to December 15, 2004 in connection with the transactions contemplated by this Agreement ("Pre-Announcement Hedges"), then the Company will reimburse Parent for up to $45 million of hedging losses on Pre-Announcement Hedges covering the years 2006-2008 based on actual losses realized during the Hedge Termination Period (the "Hedging Losses").

               (i) For purposes of clause (iii) of Sections 8.1(f) and (g) only, the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 5.3(f) except that all references to "10%" therein shall be deemed to be references to "40%".

               (j) Any payment of the Termination Fee or Expenses Payment pursuant to Section 8.1(b), 8.1(c), 8.1(d) or 8.1(e) shall be made within one Business Day after termination of this Agreement by wire transfer of immediately available funds to an account designated by Parent. Any payment of the Termination Fee pursuant to Section 8.1(f) or 8.1(g) shall be made prior to the first to occur of the events described in clause (iii) of Section 8.1(f) or 8.1(g), respectively. Any reimbursement of Hedging Losses pursuant to Section 8.1(h) shall be made within one Business Day after notice by Parent to the Company of the Hedging Losses accompanied by appropriate documentation thereof, and shall be by wire transfer of immediately available funds to an account designated by Parent. The parties acknowledge that the agreements contained in this Section 8.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the parties would enter into this Agreement; accordingly, if the Company or Parent fails promptly to pay or cause to be paid the amounts due pursuant to this Section 8.1, and, in order to obtain such payment, Parent or the Company, respectively, commences a suit that results in a judgment against the Company or Parent, respectively, for the amounts set forth in this Section 8.1, the Company or Parent shall pay to Parent or the Company (as the case may be) its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 8.1 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

               (k) This Section 8.1 shall survive any termination of this Agreement.

         Section 8.2 Amendment; Waiver.

               (a) This Agreement may be amended by the parties to this Agreement, by action taken or authorized by their respective boards of directors, at any time before or after approval by the stockholders of the Company of the matters presented in connection with the Merger, but after any such approval no amendment shall be made without the approval of the stockholders of the Company if such amendment alters or changes (i) the Merger Consideration, (ii) any term of the Certificate of Incorporation or (iii) any terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

               (b) At any time prior to the Effective Time, the parties to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto by the other party or (iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at Law or in equity.

         Section 8.3 Survival. The representations and warranties contained in this Agreement or in any certificates or other documents delivered prior to or as of the Effective Time shall survive until (but not beyond) the Effective Time. The covenants and agreements of the parties hereto (including the Surviving Corporation after the Merger) shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

         Section 8.4 Notices.

               All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, (c) the expiration of five Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, or (d) delivery in Person, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a) if to the Company, to:

                  Patina Oil & Gas Corporation
                  1625 Broadway, Suite 2000
                  Denver, Colorado 80202
                  Telephone:  303-389-3600
                  Facsimile:  303-389-3680
                  Attention:  Michael Stefanoudakis

                  with a copy to:

                  Cravath, Swaine & Moore LLP
                  Worldwide Plaza
                  825 Eighth Avenue
                  New York, New York 10019
                  Telephone:  212-474-1000
                  Facsimile:  212-474-3700
                  Attention:  Allen Finkelson
                              Robert I. Townsend, III

                  and

               (b) if to Parent or Purchaser, to:

                  Noble Energy, Inc.
                  100 Glenborough, Suite 100
                  Houston, Texas  77067
                  Telephone:  281-872-3352
                  Facsimile:  281-872-3115
                  Attention:  Arnold J. Johnson

                  with copies to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York 10036
                  Telephone:  212-735-3000
                  Facsimile:  212-735-2000
                  Attention:  Peter Allan Atkins
                              Frank Ed Bayouth II

         Section 8.5 Interpretation; Definitions. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "made available" when used in this Agreement shall mean that the information referred to has been made available to the party to whom such information is to be made available. The word "affiliates" when used in this Agreement shall have the respective meanings ascribed to them in Rule 12b-2 under the Exchange Act. The phrase "beneficial ownership" and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act. The phrase "the date of this Agreement," "date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to December 15, 2004.

               The following terms have the following definitions:

               (a) "Acceptable Confidentiality Agreement" means, with respect to the Company or Parent, an agreement that imposes obligations and restrictions on the counterparty thereto which are substantially similar to the terms that are binding on the other party to this Agreement, as applicable, under the Confidentiality Agreement.

               (b) "Business Day" means any day other than Saturday and Sunday and any day on which banks are not required or authorized to close in the State of Delaware or New York.

               (c) "Code" means the Internal Revenue Code of 1986, as amended.

               (d) "Company Assets" means all of the properties and assets (real, personal or mixed, tangible or intangible) of the Company and its Subsidiaries.

               (e) "Company Consolidated Group" means any affiliated group within the meaning of Section 1504(a) of the Code, in which the Company (or any Subsidiary of the Company) is or has ever been a member or any group of corporations with which Company files, has filed or is or was required to file an affiliated, consolidated, combined, unitary or aggregate Tax return.

               (f) "Company Directors" means the two individuals currently serving on the Company Board who are set forth on Schedule 8.5(f).

               (g) "Company Leased Real Property" means all interests in real property pursuant to the Company Leases other than the Company Oil and Gas Properties and other oil, gas and mineral rights of the Company and its Subsidiaries.

               (h) "Company Leases" means the real property leases subleases, licenses and use or occupancy agreements pursuant to which Parent or any of its Subsidiaries is the lessee, sublessee, licensee, user, operator or occupant of real property, or interests therein other than such leases subleases, licenses and use or occupancy agreements relating to the Company Oil and Gas Properties and other oil, gas and mineral rights of the Company and its Subsidiaries.

               (i) "Company Oil and Gas Properties" means, with respect to the Company or any of its Subsidiaries, all of the Company's or any of its Subsidiaries' right, title and interest in, to and under, or derived from oil and gas leases and rights, Wells and Units, including all land, facilities, personal property and equipment, Contracts and information pertaining or relating thereto.

               (j) "Company Owned Real Property" means the real property and interests in real property owned by the Company and its Subsidiaries other than the Company Oil and Gas Properties and other oil, gas and mineral rights of the Company and its Subsidiaries.

               (k) "Company Real Property" means the Company Owned Real Property and the Company Leased Real Property.

               (l) "Competition Laws" means Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade and includes the HSR Act.

               (m) "Derivative Transaction" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

               (n) "Employment and Withholding Taxes" means any federal, state, local, foreign or other employment, unemployment, insurance, social security, disability, workers' compensation, payroll, health care or other similar Tax and all Taxes required to be withheld by or on behalf of each of the Company and any of its Subsidiaries in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party, in each case, on or in respect of the business or assets thereof.

               (o) "Environmental Claim" means any claim, demand, suit, action, cause of action, proceeding, investigation or notice to the Company or any of its Subsidiaries by any Person or entity alleging any potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries, or penalties) arising out of, based on, or resulting from (i) the presence, or Release into the environment, of any Hazardous Substance (as hereinafter defined) at any location, whether or not owned, leased, operated or used by the Company or its Subsidiaries, or (ii) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law.

               (p) "Environmental Laws" means all Laws, including common law, relating to pollution, cleanup, restoration or protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata and natural resources) or to the protection of flora or fauna or their habitat or to human or public health or safety, including (i) Laws relating to emissions, discharges, Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation, and Liability Act and the Resource Conservation and Recovery Act, and (ii) the Occupational Safety and Health Act.

               (q) "Expenses Payment" means $6 million, which is an amount the parties agree is in respect of the aggregate amount of all out-of-pocket fees and expenses incurred or paid by the Company or Parent in connection with the negotiation and performance of this Agreement and the transactions contemplated by this Agreement.

               (r) "Financing" means debt financing in the amounts set forth in the Commitment Letter and on terms not less favorable to the borrower than those set forth in the Commitment Letter.

               (s) "Hazardous Substance" means (i) chemicals, pollutants, contaminants, wastes, toxic and hazardous substances, and oil and petroleum products, (ii) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials or lead or lead-based paint or materials, (iii) any substance, material or waste that requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as hazardous, toxic or otherwise dangerous under any Environmental Laws or (iv) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous.

               (t) "JPMorgan" means J. P. Morgan Securities Inc.

               (u) "knowledge" means, with respect to the Company, the actual knowledge of the individuals listed in Section 3.17(f) of the Company Disclosure Letter, after due inquiry and (ii) with respect to Parent, the actual knowledge of the individuals listed in Section 4.17(f) of the Parent Disclosure Letter, after due inquiry.

               (v) "Liens" means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever.

               (w) "Litigation" means any action, claim, suit, proceeding, audit, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal or regulatory, in law or in equity, by or before any Governmental Entity or arbitrator (including worker's compensation claims).

               (x) "Material Adverse Effect" means, with respect to Parent or the Company, as the case may be, (i) a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (ii) any change or effect that prevents or materially impedes or delays the consummation by such party of the Merger and the other transactions contemplated hereby; provided, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) changes and effects attributable to changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (B) changes and effects attributable to or resulting from changes in general industry conditions or general economic conditions, including changes in commodity prices, except, in each case, to the extent any such changes or effects disproportionately affect such party and (C) changes and effects attributable to the announcement or pendency of this Agreement or the Merger.

               (y) "Non-U.S. Stockholder" means a stockholder who is not (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other Person taxable as a corporation, created or organized in or under the Laws of the Untied States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and (y) one or more U.S. Persons have the authority to control all substantial decisions of the trust or if the trust has made a valid election to be treated as a U.S. Person or (v) a partnership, or other Person treated as a partnership for United States federal income Tax purposes, to the extent that the beneficial ownership of the Company Common Stock is attributed to its partners who fall into the categories described in clauses
(i)-(iv) above.

               (z) "Parent Assets" means all of the properties and assets (real, personal or mixed, tangible or intangible) of Parent and its Subsidiaries.

               (aa) "Parent Consolidated Group" means any affiliated group within the meaning of Section 1504(a) of the Code, in which Parent (or any Subsidiary of Parent) is or has ever been a member or any group of corporations with which Parent files, has filed or is or was required to file an affiliated, consolidated, combined, unitary or aggregate Tax return.

               (bb) "Parent Leased Real Property" means all interests in real property pursuant to the Parent Leases other than the Parent Oil and Gas Properties and other oil, gas and mineral rights of Parent and its Subsidiaries.

               (cc) "Parent Leases" means the real property leases subleases, licenses and use or occupancy agreements pursuant to which Parent or any of its Subsidiaries is the lessee, sublessee, licensee, user, operator or occupant of real property, or interests therein other than such leases subleases, licenses and use or occupancy agreements relating to the Parent Oil and Gas Properties and other oil, gas and mineral rights of Parent and its Subsidiaries.

               (dd) "Parent Oil and Gas Properties" means, with respect to Parent or any of its Subsidiaries, all of Parent's or any of its Subsidiaries' right, title and interest in, to and under, or derived from oil and gas leases and rights, Wells and Units, including all land, facilities, personal property and equipment, Contracts and information pertaining or relating thereto.

               (ee) "Parent Owned Real Property" means the real property and interests in real property owned by Parent and its Subsidiaries other than the Parent Oil and Gas Properties and other oil, gas and mineral rights of Parent and its Subsidiaries.

               (ff) "Parent Real Property" means the Parent Owned Real Property and the Parent Leased Real Property.

               (gg) "Permit" means any permit, license, waiver, concession, grant, registration, variance, exemption, authorization, operating certificate, franchise, order or approval issued by any Governmental Entity.

               (hh) "Permitted Liens" " means (i) Liens reserved against or identified in the Company Balance Sheet or the Parent Balance Sheet, as the case may be, to the extent so reserved or reflected or described in the notes thereto, (ii) Liens for Taxes not yet due and payable, (iii) in the case of oil and gas leases, the lessor's royalty interest(s), and (iv) those Liens that, individually or in the aggregate with all other Permitted Liens, do not and would not be reasonably likely to materially interfere with the use or value of the properties or assets of the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be and in each case taken as a whole as currently used, or otherwise individually or in the aggregate have not had, and would not reasonably be likely to have or result in, a Material Adverse Effect on the Company or Parent, as the case may be.

               (ii) "Person" means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, unincorporated entity or Governmental Entity.

               (jj) "Release" means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, dispersal, leaching, migration or placing into, through or upon the environment, including any land, soil, surface water, ground water or air.

               (kk) "Return" means any return, estimated Tax return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

               (ll) "Subsidiary" means with respect to any Person, any other Person of which 50% or more of the securities or other interests having by their terms ordinary voting power for the election of directors or others performing similar functions are directly or indirectly owned by such Person.

               (mm) "Tax" means (i) any federal, state, local, foreign or other tax, import, duty or other governmental charge or assessment or deficiencies thereof, including income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax and including all interest and penalties thereon and additions to tax; (ii) any liability for the payment of any amounts described in clauses (i), (ii) or (iii) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor, successor or similar liability; and (iii) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (i) or (ii).

               (nn) "Unit" means the area covered by a unitization, communitization or pooling agreement or order applicable to Wells, but only as to those formations in which a Well or Wells are currently completed and producing Hydrocarbons.

               (oo) "Well" means a well for the purpose of producing Hydrocarbons or disposing of fluids produced in connection with the production of Hydrocarbons.

         Section 8.6 Headings; Schedules. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Disclosure of any matter pursuant to any Section of the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

         Section 8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

         Section 8.8 Entire Agreement. This Agreement and the
Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings (written and oral), among the parties with respect to the subject matter of this Agreement.

         Section 8.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         Section 8.10 Governing Law; Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. Each of the parties hereto hereby agrees that any claim, suit, action or other proceeding, directly or indirectly, arising out of, under or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware (and each agrees that no such claim, action, suit or other proceeding relating to this Agreement shall be brought by it or any of its affiliates except in such court), and the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any such court in any such claim, suit, action or other proceeding and irrevocably and unconditionally waive the defense of an inconvenient forum to the maintenance of any such claim, suit, action or other proceeding. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person's respective address set forth in Section 8.4 shall be effective service of process for any claim, action, suit or other proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. The parties hereto hereby agree that a final, non-appealable judgment in any such claim, suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

         Section 8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided that each of Parent and Purchaser may assign this Agreement to any of its Subsidiaries, or to any lender to each of Parent and Purchaser or any Subsidiary or affiliate thereof as security for obligations to such lender, and provided, further, that no assignment to any such lender shall in any way affect Parent's or Purchaser's obligations or liabilities under this Agreement.

         Section 8.12 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party to this Agreement and their permitted assignees, and (other than Sections 5.8 and 8.11) nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of any party to this Agreement (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any affiliate of any party to this Agreement, nor any director, officer, employee, representative, agent or other controlling Person of each of the parties to this Agreement and their respective affiliates shall have any liability or obligation arising under this Agreement or the transactions contemplated hereby.

         Section 8.13 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms of this Agreement and that the parties shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy at Law or equity.

               IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.




                                    NOBLE ENERGY, INC.


                                    By: /s/ Charles D. Davidson
                                       -----------------------------------
                                    Name: Charles D. Davidson
                                    Title: President


                                    NOBLE ENERGY PRODUCTION, INC.

                                    By: /s/ Charles D. Davidson
                                        ----------------------------------
                                        Name: Charles D. Davidson
                                        Title: President


                                    PATINA OIL & GAS CORPORATION

                                    By: /s/ Thomas J. Edelman
                                       -----------------------------------
                                       Name: Thomas J. Edelman
                                       Title: Chairman and Chief Executive
                                              Officer